EXHIBIT 10.1

US$800,000,000

FACILITIES AGREEMENT

dated 15 JUNE 2005

for

SHIRE PHARMACEUTICALS GROUP PLC

arranged by

ABN AMRO BANK N.V.
BARCLAYS CAPITAL
CITIGROUP GLOBAL MARKETS LIMITED
HSBC BANK PLC
THE ROYAL BANK OF SCOTLAND PLC

with

HSBC BANK PLC

acting as Facility Agent

HSBC BANK PLC

acting as Euro Swingline Agent

HSBC BANK USA, NATIONAL ASSOCIATION

acting as Dollar Swingline Agent

MULTICURRENCY REVOLVING FACILITIES AGREEMENT

32.	Changes to the Obligors	79
33.	Role of the Agent and the Arranger	82
34.	Conduct of business by the Finance Parties	87
35.	Sharing among the Finance parties	87
36.	Payment mechanics	90
37.	Set-off	92
38.	Notices	92
39.	Calculations and certificates	94
40.	Partial invalidity	94
41.	Remedies and waivers	95
42.	Amendments and waivers	95
43.	Counterparts	95
44.	Governing law	96
45.	Enforcement	96
SCHEDULE 1 THE ORIGINAL PARTIES		97
	Part I The Original Obligors	97
	Part II The Original Revolving Lenders	98
	Part III The Original Dollar Swingline Lenders	99
	Part IV The Original Euro Swingline Lenders	99
SCHEDULE 2 CONDITIONS PRECEDENT		101
	Part I Conditions precedent to initial Utilisation	101
	Part II Conditions precedent required to be delivered by an Additional Obligor	103
SCHEDULE 3 REQUESTS		105
	Part I Utilisation Request - Revolving Loan	105
	Part II Utilisation Request - Swingline Loan	106
	Part III Selection Notice	107
SCHEDULE 4 TERM-OUT REQUEST		108
SCHEDULE 5 MANDATORY COST FORMULAE		109
SCHEDULE 6 FORM OF TRANSFER CERTIFICATE		112
SCHEDULE 7 FORM OF ACCESSION LETTER		114
SCHEDULE 8 FORM OF RESIGNATION LETTER		115
SCHEDULE 9 FORM OF COMPLIANCE CERTIFICATE		116
SCHEDULE 10 EXISTING SECURITY		117

SCHEDULE 11 EXISTING LOANS	118
SCHEDULE 12 EXISTING FINANCIAL INDEBTEDNESS	119
SCHEDULE 13 FORM OF CONFIDENTIALITY UNDERTAKING	120
SCHEDULE 14 TIMETABLES	126

THIS AGREEMENT is dated 15 June 2005 and made between:

(1)	SHIRE PHARMACEUTICALS GROUP PLC (the “Company”);

(2)	THE SUBSIDIARIES of the Parent Company, together with the Parent Company, listed in Part I of Schedule 1 (The Original Parties) as original borrowers (the “Original Borrowers”);

(3)	SHIRE PHARMACEUTICALS GROUP PLC (the “Original Guarantor”);

(4)	ABN AMRO BANK N.V., BARCLAYS CAPITAL, CITIGROUP GLOBAL MARKETS LIMITED, HSBC BANK PLC AND THE ROYAL BANK OF SCOTLAND PLC as mandated lead arrangers (whether acting individually or together, the “Arrangers”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as revolving lenders (the “Original Revolving Lenders”);

(6)	THE FINANCIAL INSTITUTIONS listed in Part III of Schedule 1 (The Original Parties) as dollar swingline lenders (the “Original Dollar Swingline Lenders”);

(7)	THE FINANCIAL INSTITUTIONS listed in Part IV of Schedule 1 (The Original Parties) as euro swingline lenders (the “Original Euro Swingline Lenders”);

(8)	HSBC BANK PLC as facility agent of the other Finance Parties (in this capacity, the “Facility Agent”);

(9)	HSBC BANK PLC as euro swingline agent of the other Finance Parties (in this capacity, the “Euro Swingline Agent”); and

(10)	HSBC BANK USA, NATIONAL ASSOCIATION as dollar swingline agent of the other Finance Parties (in this capacity, the “Dollar Swingline Agent”).

IT IS AGREED as follows:

     SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).

“Acquisition” means the transaction pursuant to which a member of the Group becomes the owner of record of all of the issued share capital of Transkaryotic or a successor of Transkaryotic.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 32 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 5 (Mandatory Cost formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 32 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agents” means the Dollar Swingline Agent, the Euro Swingline Agent and the Facility Agent, and “Agent” means, as the context may require, any of them.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period“ means:

(a)	in relation to Facility A, the period from and including the date of this Agreement to and including the date which is one Month prior to the Facility A Termination Date; and

(b)	in relation to Facility B, the period from and including the date of this Agreement to and including the Facility B Termination Date.

“Available Revolving Commitment” means a Revolving Lender’s Revolving Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Revolving Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Revolving Loans that are due to be made under that Facility on or before the proposed Utilisation Date,

other than, in either case, that Revolving Lender’s participation in any Revolving Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Revolving Facility” means, in relation to a Facility, the aggregate for the time being of each Revolving Lender’s Available Revolving Commitment.

“Base Currency” means US Dollars.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower (or the Parent Company on behalf of a Borrower) for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange on the date which is, subject as otherwise provided, three Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation

Request) adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

“Basel II Implementation Date” means the date on which Basel II (as defined in sub-clause 21.3.1(f) of Clause 21.3 (Exceptions) is deemed to apply to the Finance Parties being 1 January 2007.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 32 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)	the interest excluding the Margin which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Code” means, at any date, the U.S. Internal Revenue Code of 1986 and the regulations promulgated thereunder as in effect at such date.

“Commitment” means a Revolving Commitment or a Swingline Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form as set out in Schedule 13 (Form of Confidentiality Undertaking) or in any other form agreed between the Parent Company and the Facility Agent.

“Debt Proceeds” means the cash proceeds receivable by any member of the Group upon the issue by any member of the Group of any debt capital markets instruments, including, without limitation, equity linked or convertible bonds or notes, after deducting expenses incurred by any member of the Group with respect to that issue.

“Default” means an Event of Default or any event or circumstance specified in Clause 30 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing with an event or circumstance specified in Clause 30 (Events of Default)) be an Event of Default.

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds” means the cash consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any disposal under sub-clause 29.4.2(k) of Clause 29.4 (Disposals) made by any member of the Group except for Excluded Disposal Proceeds and after deducting:

(a)	expenses and provisions for liability incurred by any member of the Group with respect to that disposal; and

(b)	any Tax incurred and required to be paid by any member of the Group in connection with that disposal (as reasonably determined by that member of the Group, on the basis of existing rates and taking account of any available credit, deduction or allowance).

“Dollar Swingline Facility” means the dollar swingline facility as described in paragraph (a) of Clause 7.1 (Swingline). “Dollar Swingline Lender” means:

(a)	an Original Dollar Swingline Lender listed in Part III of Schedule 1 (The Original Parties) as a dollar swingline lender; or

(b)	any other person that becomes a Dollar Swingline Lender after the date of this Agreement in accordance with Clause 31 (Changes to the Lenders)

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Dollar Swingline Loan” means a loan to be made under the Dollar Swingline Facility or the principal amount outstanding for the time being of that loan.

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a U.S. Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued under it, all as the same may be in effect at such date.

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with a U.S. Obligor, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means:

(a)	any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event;

(b)	the filing of a notice of intent to terminate any Employee Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041(c) of ERISA;

(c)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(d)	the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under Section 412 of the Code or Section 302 of ERISA securing an amount in excess of US$50,000,000 or the filing of any request for a minimum funding waiver under Section 412 of the Code with respect to any Employee Plan or Multiemployer Plan;

(e)	an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(f)	the complete or partial withdrawal of any U.S. Obligor or any ERISA Affiliate from a Multiemployer Plan; and

(g)	an Obligor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Euro Swingline Facility” means the euro swingline facility as described in paragraph (b) Clause 7.1 (Swingline). “Euro Swingline Lender” means:

(a)	an Original Euro Swingline Lender listed in Part IV of Schedule 1 (The Original Parties) as a euro swingline lender; or

(b)	any other person that becomes a Euro Swingline Lender after the date of this Agreement in accordance with Clause 31 (Changes to the Lenders)

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Euro Swingline Loan” means a loan to be made under the Euro Swingline Facility or the principal amount outstanding for the time being of that loan.

“Event of Default” means any event or circumstance specified as such in Clause 30 (Events of Default).

“Excluded Disposal Proceeds” means:

(a)	any Disposal Proceeds which are within 180 days of the date of the relevant Disposal applied in or towards the purchase of assets used in the business of the Group; and

(b)	any other Disposal Proceeds to the extent that, when aggregated with all other Disposal Proceeds receivable by the Group in the same financial year, they do not exceed US$100,000,000.

“Existing Financial Indebtedness” means the existing Financial Indebtedness listed in Schedule 12 (Existing Financial Indebtedness).

“Existing Loans” means the existing loans listed in Schedule 11 (Existing Loans).

“Existing Security” means the existing Security listed in Schedule 10 (Existing Security).

“Facility” means a Revolving Facility or the Swingline Facility.

“Facility A” means the revolving loan facility made available under this Agreement as described in Clause 2.1 (Grant of Facility A).

“Facility A Commitment” means:

(a)	in relation to an Original Revolving Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Revolving Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Lender” means a Lender under Facility A.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Termination Date” means the date which is the third anniversary of the date of this Agreement.

“Facility Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Facility B” means the revolving loan facility made available under this Agreement as described in Clause 2.2 (Grant of Facility B). “Facility B Commitment” means:

(a)	in relation to an Original Revolving Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Revolving Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility B Termination Date” means the date which is 364 days after the date of this Agreement subject to an extension pursuant to Clause 14 (Extension of Facility B).

“Facility Office” means:

(a)	in relation to a Revolving Lender, the office identified as such opposite such Lender’s name in Part II of Schedule 1 (The Original Parties) (or in the case of a transferee, at the end of the Transfer Certificate to which it is a party as transferee) or such other office as it may from time to time select;

(b)	in relation to a Dollar Swingline Lender, the office identified as such opposite such Swingline Lender’s name in Part III of Schedule 1 (The Original Parties) (or in the case of a transferee, at the end of the Transfer Certificate to which it is a party as transferee) or such other office in the United States of America (in the same time zone as New York City) as it may from time to time select; and

(c)	in relation to a Euro Swingline Lender, the office identified as such opposite such Swingline Lender’s name in Part IV of Schedule 1 (The Original Parties) (or in the case of a transferee, at the end of the Transfer Certificate to which it is a party as transferee) or such other office as it may from time to time select.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Company (or an Agent and the Company) setting out any of the fees referred to in Clause 19 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, any Utilisation Request, any Selection Notice and any other document designated as such by the Facility Agent and the Parent Company.

“Finance Party” means any Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with U.S. GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares which are redeemable prior to the Facility A Termination Date;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance;

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“Group” means the Company (or, after completion of the Holding Company Scheme, New Holdco) and its Subsidiaries for the time being, including after closing of the Acquisition, Transkaryotic and its Subsidiaries.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 32 (Changes to the Obligors).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Holding Company Scheme” means the scheme of arrangement through which New Holdco is established as the Holding Company of the Company.

“Interest Period” means, in relation to a Loan (not being a Swingline Loan), each period determined in accordance with Clause 17 (Interest Periods), in relation to an Unpaid Sum, each period determined in accordance with Clause 16.3 (Default interest), and in relation to a

Swingline Loan, the period determined in accordance with sub-clause 6.3.1 of Clause 6.3 (Completion of a Utilisation Request for Swingline Loans).

“IRS” means the United States Internal Revenue Service or any successor.

“Lender” means a Swingline Lender and/or a Revolving Lender, as the context requires.

“LIBOR” means, in relation to any Loan:

(a) the applicable Screen Rate; or

(b) (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by three Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Loan” means a Revolving Loan, a Swingline Loan or a Term-Out Loan.

“Majority Lenders” means:

(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate not less than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated not less than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate not less than 66 2/3% of all the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 5 (Mandatory Cost formulae). “Margin” means:

(a)	0.35 per cent. per annum prior to initial receipt by the Facility Agent of the Compliance Certificate and financial statements for the first financial half year pursuant to Clause 27 (Information Undertakings); and

(b)	0.35 per cent. per annum at all other times provided that if the ratio of Net Debt to EBITDA in respect of the most recently completed financial year or financial half year is within the range set out below, then the Margin will be the rate set out opposite such range in the table below:

Ratio of Net Debt to EBITDA	Margin (per cent. per annum)

Greater than 2.5:1	0.65
Greater than 2.0:1 but less than or equal	0.50
to 2.5:1

Greater than 1.5:1 but less than or equal	0.45
to 2.0:1
Greater than 1.0:1 but less than or equal	0.40
to 1.5:1
Less than or equal to 1.0:1	0.35

and any reduction or increase in the Margin shall take effect only in relation to any Loan made or Interest Period commencing at least 1 Business Day after receipt by the Facility Agent of the Compliance Certificate and the financial statements for that financial year or financial half year pursuant to Clause 27 (Information Undertakings). For the purpose of determining the Margin, “Net Debt” and “EBITDA” shall be determined in accordance with Clause 28.1 (Financial definitions).

If the Parent Company is in default of its obligation under Clause 27 (Information Undertakings) to provide a Compliance Certificate or relevant financial statements and the Parent Company has failed to remedy the default within 5 Business Days following notification by the Facility Agent, the Margin will be 0.65 per cent. per annum for so long as such default continues.

“Margin Stock” means margin stock or “margin security” within the meaning of Regulations U and X.

“Material Adverse Effect” means a:

(a)	material adverse change in the business, operations, assets or financial condition of the Group taken as a whole which is likely to have a material adverse effect on the ability of the Obligors taken as a whole or the Parent Company to perform their respective payment obligations under the Finance Documents; or

(b)	material adverse effect on the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.

“Material Company” means, at any time:

(a)	an Obligor; or

(b)	a Subsidiary of the Parent Company which has EBITDA (as defined in Clause 28.1 (Financial definitions) but calculated as though it applied to it) representing 10 per cent. or more of the EBITDA of the Group.

Compliance with such conditions shall be determined by reference to the most recent Compliance Certificate supplied by the Parent Company and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group.

A report by the auditors of the Company that a Subsidiary is or is not a Material Company (determined in accordance with the preceding paragraph) shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3)(37) of ERISA) contributed to for any employees of a U.S. Obligor or any ERISA Affiliate.

“New Holdco” means the new Holding Company of which the Company becomes a Subsidiary through the Holding Company Scheme.

“NRP 104 Milestone Payment” means the milestone payment payable under the agreement between the Company, inter alia, and New River Pharmaceuticals Inc. dated 31 January 2005 triggered by various events, such as filing, receiving U.S. marketing approval with certain characteristics, and achieving certain sales targets.

“NRP 104 Milestone Payment Holding Account” means one or more interest-bearing accounts holding cash or custody arrangements in respect of investments in Cash Equivalent Investments or Liquid Investments:

(a)	held by a Borrower with one or more of the Lenders;

(b)	identified in a letter between the Parent Company and the Facility Agent as an NRP 104 Milestone Payment Holding Account;

(c)	subject to Security in favour of the Facility Agent which Security is in form and substance satisfactory to the Facility Agent; and

(d)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement or the relevant security document pursuant to which the Security referred to under paragraph (c) is created or constituted,

(as the same may be redesignated, substituted or replaced from time to time). “Obligor” means a Borrower or a Guarantor.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means in relation to the Company, the audited consolidated financial statements of the Group for the financial year ended 31 December 2004.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Parent Company” means the Company or, after completion of the Holding Company Scheme, New Holdco.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

“Qualifying Lender” has the meaning given to it in Clause 20 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means, in relation to LIBOR the principal London offices of HSBC Bank plc, Barclays Bank PLC and The Royal Bank of Scotland plc or such other banks as may be appointed by the Facility Agent in consultation with the Parent Company.

“Regulations U and X” means, respectively, Regulations U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time in effect from the date of this Agreement.

“Relevant Interbank Market” means in relation to euros, the European Interbank Market and, in relation to any other currency, the London interbank market.

“Repeating Representations” means each of the representations set out in Clauses 26.1 (Status) to 26.6 (Governing law and enforcement), Clause 26.9 (No default), Clause 26.12 (Pari passu ranking), and Clause 26.13 (ERISA and Multiemployer Plans) to Clause 26.15 (Investment Companies).

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Revolving Commitment” means a Facility A Commitment or Facility B Commitment.

“Revolving Facility” means Facility A or Facility B.

“Revolving Lender” means:

(a)	any Original Revolving Lender; and

(b)	any bank or financial institution which has become a Revolving Lender in accordance with Clause 31 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Revolving Loan” means a Facility A Loan or a Facility B Loan. “Rollover Loan” means one or more Revolving Loans (other than Swingline Loans):

(a)	made or to be made on the same day that a maturing Revolving Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Loan;

(c)	in the same currency as the maturing Revolving Loan (unless it arose as a result of the operation of Clause 8.3 (Revocation of currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Revolving Loan.

“Screen Rate” means in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify a reasonable alternative page or service displaying the appropriate rate after consultation with the Parent Company and the Lenders.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part III of Schedule 3 (Requests) given in accordance with Clause 17 (Interest Periods) in relation to a Term-Out Loan.

“Specified Time” means a time determined in accordance with Schedule 14 (Timetables).

“Subsidiary” means a subsidiary within the meaning of section 736 of the Companies Act 1985.

“Swingline Agent” means the Dollar Swingline Agent or the Euro Swingline Agent.

“Swingline Commitment” means:

(a)	in relation to a Swingline Lender on the date of this Agreement, the amount in the Base Currency set opposite its name under the heading “Swingline Commitment” in Part III and/or Part IV of Schedule 1 (The Original Parties) and the amount of any other Swingline Commitment transferred to it under this Agreement; or

(b)	in relation to any other Swingline Lender, the amount in the Base Currency of any Swingline Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Swingline Facility” means the swingline facility made available under this Agreement comprising the Dollar Swingline Facility and the Euro Swingline Facility.

“Swingline Lender” means a Dollar Swingline Lender or a Euro Swingline Lender.

“Swingline Loan” means a Dollar Swingline Loan or a Euro Swingline Loan.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Termination Date” means the Facility A Termination Date or the Facility B Termination Date.

“Term-Out Date” means the date on which a Borrower draws or converts the Term-Out Loan under Clause 15 (Term-Out of Facility B) which date shall be the Facility B Termination Date.

“Term-Out Loan” means a term loan under Facility B made pursuant to Clause 15 (Term-Out of Facility B).

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being US$800,000,000 at the date of this Agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being US$500,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being US$300,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Parent Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

“Transkaryotic” means Transkaryotic Therapies Inc.

“Unfunded Pension Liability” means the excess of an Employee Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code for the applicable plan year.

“U.S.” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“U.S. Borrower” means a Borrower whose jurisdiction of organisation is a state of the United States of America or the District of Columbia.

“U.S. GAAP” means generally accepted accounting principles in the United States of America.

“U.S. Guarantor” means a Guarantor whose jurisdiction of organisation is a state of the United States of America or the District of Columbia.

“U.S. Obligor” means a U.S. Borrower or a U.S. Guarantor.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I (Utilisation Request - Revolving Loan) or Part II (Utilisation Request - Swingline Loan) of Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 or any regulations promulgated thereunder and any other tax of a similar nature.

1.2	Construction
1.2.1	Unless a contrary indication appears any reference in this Agreement to:

(a)	the “Agent”, the “Facility Agent”, the “Euro Swingline Agent”, the “Dollar Swingline Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(d)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(e)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(f)	a “regulation” includes any regulation, rule, official directive or guideline (whether or not having the force of law but if not having the force of law being of a type which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other similar authority or organisation;

(g)	a provision of law is a reference to that provision as amended or re-enacted;

(h)	a time of day is a reference to London time; and

(i)	a reference to Barclays Capital means the investment banking division of Barclays Bank PLC.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Currency Symbols and Definitions
“$” and “dollars”, “US Dollars” and “US$” denote lawful currency of the United States of America.

“EUR” and “euro” means the single currency unit of the Participating Member States. “£” and “sterling” denote lawful currency of the United Kingdom.

1.4	Third party rights
1.4.1	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

1.4.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2
THE FACILITIES

2.	THE FACILITIES

2.1	Grant of Facility A
Subject to the terms of this Agreement, the Revolving Lenders make available to the Borrowers a multicurrency revolving loan facility in an aggregate amount equal to the Total Facility A Commitments. Facility A incorporates the Swingline Facility as set out in Clause 6 (Utilisation - Swingline Loans) and Clause 7 (Swingline Loan).

2.2	Grant of Facility B
Subject to the terms of this Agreement, the Revolving Lenders make available to the Borrowers a revolving loan facility in an aggregate amount equal to the Total Facility B Commitments with an option to convert all or part of Facility B into a term loan facility pursuant to Clause 15 (Term-Out of Facility B).

2.3	Finance Parties’ rights and obligations
2.3.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.3.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose
3.1.1	Each Borrower shall apply all amounts borrowed by it under Facility A towards:

(a)	financing the purchase price payable in respect of the Acquisition including related fees and transaction costs;

(b)	refinancing any existing indebtedness of Transkaryotic and its Subsidiaries; and

(c)	financing the general corporate purposes of the Group.

3.1.2	Each Borrower shall apply all amounts borrowed by it under Facility B towards financing the NRP 104 Milestone Payments.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent
No Borrower (nor Parent Company) may deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facility Agent acting reasonably. The Facility Agent shall notify the Parent Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent
4.2.1	The Revolving Lenders will only be obliged to comply with Clause 5.4 (Revolving Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default has occurred and is continuing or would result from the proposed Revolving Loan and, in the case of any other Revolving Loan, no Default is continuing or will result from the proposed Revolving Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.2.2	In the event that a Borrower (or the Parent Company on behalf of the Borrower) delivers a Utilisation Request with a Utilisation Date prior to the date on which the relevant NRP 104 Milestone Payment is due to be paid by the relevant member of the Group, the Revolving Lenders will only be obliged to comply with Clause 5.4 (Revolving Lenders’ participation) in respect of the relevant Facility B Loan if:

(a)	the Borrower has established the NRP 104 Milestone Holding Account, and the relevant Utilisation Request directs the Facility Agent to credit and/or pay the proceeds of the relevant Facility B Loan to the NRP 104 Milestone Holding Account; and

(b)	the Facility Agent has received the following evidence and documents in form and substance reasonably satisfactory to it:

(i)	Security in respect of the NRP 104 Milestone Holding Account granted by the relevant Borrower in favour of the Facility Agent;

(ii)	evidence that appropriate security trust arrangements have been entered into in respect of the Security referred to under paragraph (b) above; and

(iii)	a legal opinion in form and substance reasonably satisfactory to the Facility Agent evidencing the creation and effectiveness of the Security and the security trust arrangements referred to under paragraphs (a) and (b) above.

4.3	Conditions relating to Optional Currencies
4.3.1	A currency will constitute an Optional Currency in relation to a Facility A Loan if it is sterling or euro or it is:

(a)	readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Facility A Loan; and

(b)	a currency which has been approved by the Facility Agent (acting on the instructions of all the Facility A Lenders acting reasonably) on or prior to receipt by the Facility Agent of the relevant Utilisation Request for that Facility A Loan.

4.3.2	If the Facility Agent has received a written request from the Parent Company for a currency to be approved under sub-clause 4.3.1 above, the Facility Agent will confirm to the Parent Company by the Specified Time:

(a)	whether or not the Facility A Lenders have granted their approval; and

(b)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency which will be an amount equivalent to US$10,000,000 (rounded to the nearest 1,000,000).

4.4	Maximum number of Loans
4.4.1	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 16 or more Loans would be outstanding unless otherwise agreed by the Parent Company and the Facility Agent.

4.4.2	Any Loan made by a single Lender under Clause 8.3 (Revocation of Currency) shall not be taken into account in this Clause 4.4.

4.5	Maximum number of currencies
A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation Loans denominated in 7 or more currencies would be outstanding unless otherwise agreed by the Parent Company and the Facility Agent.

SECTION 3
UTILISATION

5.	UTILISATION - REVOLVING LOANS

5.1	Delivery of a Utilisation Request
A Borrower may utilise a Revolving Facility (other than for the purpose of drawing Swingline Loans which may be drawn in accordance with Clause 6.2 (Delivery of a Utilisation Request for Swingline Loans) and other than for the purpose of drawing Term-Out Loans, which may be drawn in accordance with Clause 15.1 (Term-Out Request)) by delivery by it (or the Parent Company on behalf of the Borrower) to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request
5.2.1	Each Utilisation Request delivered to the Facility Agent pursuant to Clause 5.1 (Delivery of a Utilisation Request) is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Facility to be utilised;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(c)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(d)	the proposed Interest Period complies with Clause 17 (Interest Periods).

5.2.2	Only one Loan may be requested in each Utilisation Request delivered to the Facility Agent pursuant to Clause 5.1 (Delivery of a Utilisation Request).

5.3	Currency and amount
5.3.1	The currency specified in a Utilisation Request delivered to the Facility Agent pursuant to Clause 5.1 (Delivery of a Utilisation Request) for the purpose of drawing Loans must be the Base Currency or, in the case of Facility A only, an Optional Currency.

5.3.2	The amount of the proposed Loan must be:

(a)	if the currency selected is the Base Currency, a minimum of US$10,000,000, or, if less, the undrawn Total Facility A Commitments under Facility A or undrawn Total Facility B Commitments under Facility B; or

(b)	if the currency selected is euro, a minimum of the euro equivalent of US$10,000,000 (rounded to the nearest 1,000,000), or if the currency selected is sterling, a minimum of the sterling equivalent of US$10,000,000 (rounded to the nearest 1,000,000), or if the currency selected is another Optional Currency (other than sterling or euro), in a minimum amount equal to the amount specified by the Facility Agent pursuant to paragraph (b) of Clause 4.3.2; and

(c)	in any event such that its Base Currency Amount is less than or equal to the Available Revolving Facility.

5.4	Revolving Lenders’ participation
5.4.1	If the conditions set out in this Agreement have been met, each Revolving Lender shall make its participation in each Revolving Loan available by the Utilisation Date through its Facility Office.

5.4.2	Subject to Clause 8.3 (Revocation of Currency), the amount of each Revolving Lender’s participation in each Revolving Loan (not being a Swingline Loan) will be equal to the proportion borne by its Available Revolving Commitment to the Available Revolving Facility immediately prior to making the Revolving Loan.

5.4.3	The Facility Agent shall determine the Base Currency Amount of each Facility A Loan which is to be made in an Optional Currency and shall notify each Facility A Lender of the amount, currency and the Base Currency Amount of each Facility A Loan and the amount of its participation in that Facility A Loan, in each case by the Specified Time.

6.	UTILISATION - SWINGLINE LOANS

6.1	General
6.1.1	In this Clause and Clause 7 (Swingline Loans):

(a)	“Available Swingline Commitment” of a Swingline Lender means (but without limiting sub-clause 6.4.5 of Clause 6.4 (Swingline Lenders’ participation) and Clause 6.5 (Relationship with Facility A)) that Lender’s Swingline Commitment minus:

(i)	the Base Currency Amount of its participation in any outstanding Swingline Loans; and

(ii)	in relation to any proposed Utilisation under the Swingline Facility, the Base Currency Amount of its participation in any Swingline Loans that are due to be made under the Swingline Facility on or before the proposed Utilisation Date, other than that Lender’s participation in any Swingline Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

(b)	“Available Swingline Facility” means the aggregate for the time being of each Swingline Lender’s Available Swingline Commitment.

(c)	“Euro Swingline Business Day” means any TARGET Day which is also a Business Day.

(d)	“Euro Swingline Rate” means, in relation to a Euro Swingline Loan, the percentage rate per annum which is the aggregate of:

(i)	the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Euro Swingline Agent at its request quoted by the Reference Banks to leading banks in the European interbank market as at the time the Euro Swingline Agent notifies the relevant Swingline Lenders of details of the participation of the relevant Swingline Lender in accordance with sub-clause 6.4.4 of Clause 6.4 (Swingline Lenders’ participation) on the Utilisation Date for that Euro Swingline Loan for the offering of deposits in euro for a period comparable to the Interest Period for the relevant Euro Swingline Loan and for settlement on that day; and

(ii)	the Margin; and

(iii)	Mandatory Cost (if any).

For the purposes of this Clause, the Reference Banks are the principal offices in London of HSBC Bank plc, Barclays Bank PLC and The Royal Bank of Scotland plc or such other banks as may be appointed by the Euro Swingline Agent in consultation with the Parent Company.

(e)	“Federal Funds Rate” means, in relation to any day, the rate per annum equal to:

(i)	the weighted average of the rates on overnight Federal funds transactions with members of the US Federal Reserve System arranged by Federal funds brokers, as published for that day (or, if that day is not a New York Business Day, for the immediately preceding New York Business Day) by the Federal Reserve Bank of New York; or

(ii)	if a rate is not so published for any day which is a New York Business Day, the average of the quotations for that day on such transactions received by the Dollar Swingline Agent from three Federal funds brokers of recognised standing selected by the Dollar Swingline Agent.

(f)	“New York Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City.

(g)	“Overall Commitment” of a Lender means:

(i)	its Facility A Commitment; or

(ii)	in the case of a Swingline Lender which does not have a Facility A Commitment, the Facility A Commitment of a Lender which is its Affiliate.

(h)	“Total Swingline Commitments” means the aggregate of the Swingline Commitments, being US$250,000,000 at the date of this Agreement.

For the avoidance of doubt, the amounts set out in Part III of Schedule 1 (The Original Parties) aggregate to form the Total Swingline Commitments and the amounts set out in Part IV of Schedule 1 (The Original Parties) aggregate to form the Total Swingline Commitments, however amounts under both Part III and Part IV of Schedule 1 (The Original Parties) do not aggregate to form the Total Swingline Commitments.

6.1.2	Any reference in this Agreement to:
	(a)	an “Interest Period” includes each period determined under this Agreement by reference to which interest on a Swingline Loan is calculated; and

	(b)	a “Lender” includes a Dollar Swingline Lender and a Euro Swingline Lender unless the context otherwise requires.

6.1.3

(a)	Clause 4.2 (Further conditions precedent) and 4.3 (Conditions relating to optional currencies);

(b)	Clause 5 (Utilisation - Revolving Loans);

(c)	Clause 8 (Selection of currencies);

(d)	Clause 16 (Interest) as it applies to the calculation of interest on a Loan but not default interest on an overdue amount; and

(e)	Clause 18 (Changes to the calculation of interest),

do not apply to Swingline Loans.

6.2	Delivery of a Utilisation Request for Swingline Loans

6.2.1	A Borrower may utilise the Swingline Facility by delivery by it (or the Parent Company on behalf of a Borrower) to the relevant Swingline Agent (copied to the Facility Agent) of a duly completed Utilisation Request in the form of Part II of Schedule 3 (Requests) not later than the Specified Time.

6.2.2	Each Utilisation Request:

(a)	for a Dollar Swingline Loan must be sent to the Dollar Swingline Agent to the address in New York notified by the Dollar Swingline Agent for this purpose; and

(b)	for a Euro Swingline Loan must be sent to the Euro Swingline Agent to the address in London notified by the Euro Swingline Agent for this purpose.

6.3	Completion of a Utilisation Request for Swingline Loans
6.3.1	Each Utilisation Request for a Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower;

(b)	it specifies that it is for a Dollar Swingline Loan or a Euro Swingline Loan;

(c)	the proposed Utilisation Date is:

(i)	in relation to a Dollar Swingline Loan, is a New York Business Day; and

(ii)	in relation to a Euro Swingline Loan, is a Euro Swingline Business Day,

within the Availability Period applicable to Facility A;

(d)	the Swingline Loan is:

(i)	in relation to a Dollar Swingline Loan denominated in U.S. Dollars; and

(ii)	in relation to a Euro Swingline Loan denominated in Euros;

(e)	the amount of the proposed Swingline Loan is an amount whose Base Currency Amount is not more than the Available Swingline Facility and is a minimum of US$10,000,000 or, if less, the Available Swingline Facility; and

(f)	the proposed Interest Period:

(i)	does not overrun the Termination Date applicable to Facility A; and

(ii)	is a period of not more than five New York Business Days (in relation to a Dollar Swingline Loan) or five Euro Swingline Business Days (in relation to a Euro Swingline Loan); and

(iii)	ends on a New York Business Day (in relation to a Dollar Swingline Loan) or a Euro Swingline Business Day (in relation to a Euro Swingline Loan).

6.3.2	Only one Swingline Loan may be requested in each Utilisation Request.

6.4	Swingline Lenders’ participation
6.4.1	If the conditions set out in this Agreement have been met, each Swingline Lender shall make its participation in each Swingline Loan available through its relevant Facility Office.

6.4.2	The Swingline Lenders will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Utilisation; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

6.4.3	The amount of each Swingline Lender’s participation in each Swingline Loan will be equal to the proportion borne by its Available Swingline Commitment to the Available Swingline Facility immediately prior to making the Swingline Loan, adjusted to take account of any limit applying under Clause 6.5 (Relationship with Facility A).

6.4.4	The relevant Swingline Agent shall determine the Base Currency Amount of each relevant Swingline Loan and notify each relevant Swingline Lender of the amount of each relevant Swingline Loan and its participation in that relevant Swingline Loan by the Specified Time.

6.4.5	Utilisation by a Borrower of the Euro Swingline Facility shall reduce the Available Swingline Commitment in respect of the Dollar Swingline Facility rateably by an amount equivalent to the Base Currency Amount of that Utilisation, and Utilisation by a Borrower of the Dollar Swingline Facility shall reduce the Available Swingline Commitment in respect of the Euro Swingline Facility rateably by an amount equivalent to the Base Currency Amount of that Utilisation.

6.5	Relationship with Facility A
6.5.1	This Clause applies when a Swingline Loan is outstanding or is to be borrowed.

6.5.2	Facility A may be used by way of Swingline Loans. The Swingline Facility is not independent of Facility A.

6.5.3	Notwithstanding any other term of this Agreement a Lender is only obliged to participate in a Facility A Loan or a Swingline Loan to the extent that it would not result in the Base Currency Amount of its participation and that of a Lender which is its Affiliate in the Facility A Loans, Dollar Swingline Loans and the Euro Swingline Loans exceeding its Overall Commitment.

6.5.4	Where, but for the operation of sub-clause 6.5.3 above, the Base Currency Amount of a Lender’s participation and that of a Lender which is its Affiliate in the Facility A Loans, Dollar Swingline Loans and the Euro Swingline Loans would have exceeded its Overall Commitment, the excess will be apportioned among the other Lenders participating in the relevant Loan pro rata according to their relevant Commitments. This calculation will be applied as often as necessary until the Loan is apportioned among the relevant Lenders in a manner consistent with sub-clause 6.5.3 above.

6.5.5	The amount of a proposed Dollar Swingline Loan or, as the case may be, the Base Currency Amount of a proposed Euro Swingline Loan must not, when aggregated with the Base Currency Amount of all outstanding Swingline Loans, exceed the Total Swingline Commitments.

7.	SWINGLINE LOANS

7.1	Swingline
Subject to the terms of this Agreement, the Swingline Lenders make available to the Borrowers a swingline loan facility comprising:

7.1.1	a dollar swingline loan facility in an aggregate amount equal to the Total Swingline Commitments; and

7.1.2	a euro swingline loan facility in an aggregate amount equal to the euro equivalent of the Total Swingline Commitments.

7.2	Purpose
Each Borrower shall apply all amounts borrowed by it under each of the Dollar Swingline Facility and the Euro Swingline Facility towards short-term general corporate borrowings. A Swingline Loan may not be applied in repayment or prepayment of another Swingline Loan.

7.3	Repayment
7.3.1	Each Borrower that has drawn a Swingline Loan shall repay that Swingline Loan on the last day of its Interest Period.

7.3.2	If a Swingline Loan is not repaid in full on its due date and the repayment of which is not otherwise funded under Facility A (not being a Swingline Facility), the relevant Swingline Agent shall (if requested to do so in writing by any affected Swingline Lender) set a date (the “Loss Sharing Date”) on which payments shall be made between the Lenders to re-distribute the unpaid amount between them. The relevant Swingline Agent shall give at last 3 Business Days notice to each affected Lender of the Loss Sharing Date and notify it of the amounts to be paid or received by it.

7.3.3	On the Loss Sharing Date each Lender must pay to the relevant Swingline Agent its proportion of the Unpaid Amount minus its (or its Affiliate’s) Unpaid Swingline Participation (if any). If this produces a negative figure for a Lender no amount need be paid by that Lender.

The “Proportion” of a Lender means the proportion borne by:

(a)	its Facility A Commitment (or, if the Total Facility A Commitments are then zero, its Facility A Commitment immediately prior to their reduction to zero) minus the Base Currency Amount of its participation (or that of a Lender which is its Affiliate) in any outstanding Facility A Loans (but ignoring its (or its Affiliate’s) participation in the unpaid Swingline Loan): to

(b)	the Total Facility A Commitments (or, if the Total Facility A Commitments are then zero, the Total Facility A Commitments immediately prior to their reduction to zero) minus any outstanding Facility A Loans (but ignoring the unpaid Swingline Loan).

The “Unpaid Amount” means, in relation to a Swingline Loan, any principal not repaid and/or any interest accrued but unpaid on that Swingline Loan calculated from the Utilisation Date to the Loss Sharing Date.

The “Unpaid Swingline Participation” of a Lender means that part of the Unpaid Amount (if any) owed to that Lender (or its Affiliate) (before any redistribution under this Clause 7.3 (Repayment)).

7.3.4	Out of the funds received by the relevant Swingline Agent pursuant to sub-clause 7.3.3 the relevant Swingline Agent shall pay to each Swingline Lender an amount equal to the Shortfall (if any) of that Swingline Lender where:

The “Shortfall” of a Swingline Lender is an amount equal to its Unpaid Swingline Participation minus its (or its Affiliate’s) Proportion of the Unpaid Amount.

7.3.5	If the amount actually received by the relevant Swingline Agent from the Lenders is insufficient to pay the full amount of the Shortfall of all Dollar Swingline Lenders or, as the case may be, all Euro Swingline Lenders then the amount actually received will be distributed amongst the Dollar Swingline Lenders or, as the case may be, all Euro Swingline Lenders pro rata to the Shortfall of each Dollar Swingline Lender or, as the case may be, Euro Swingline Lender.

7.3.6

(a)	On a payment under this paragraph, the paying Lender will be subrogated to the rights of the Swingline Lenders which have shared in the payment received.

(b)	If and to the extent a paying Lender is not able to rely on its rights under sub- paragraph (a) above, the relevant Borrower shall be liable to the paying Lender for a debt equal to the amount the paying Lender has paid under this paragraph.

(c)	Any payment under this paragraph does not reduce the obligations in aggregate of any Obligor.

7.4	Voluntary Prepayment of Swingline Loans
7.4.1	The Borrower to which a Swingline Loan has been made may prepay at any time the whole of that Swingline Loan.

7.4.2	Unless a contrary indication appears in this Agreement, any part of the Swingline Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

7.5	Interest
7.5.1	The rate of interest on each Dollar Swingline Loan for any day during its Interest Period is the higher of:

(a)	the prime commercial lending rate in U.S. Dollars announced by the Dollar Swingline Agent at the Specified Time and in force on that day; and

(b)	0.5 per cent. per annum over the rate per annum determined by the Dollar Swingline Agent to be the Federal Funds Rate (as published by the Federal Reserve Bank of New York) for that day.

7.5.2	The rate of interest on each Euro Swingline Loan for its Interest Period is the Euro Swingline Rate.

7.5.3	The Dollar Swingline Agent, or as the case may be the Euro Swingline Agent, shall promptly notify the Dollar Swingline Lenders or, as the case may be, the Euro Swingline Lenders and the relevant Borrower of the determination of the rate of interest under sub-clauses 7.5.1 or 7.5.2 above.

7.5.4	If any day during an Interest Period for a Dollar Swingline Advance is not a New York Business Day, the rate of interest on such Dollar Swingline Loan on that day will be the rate applicable to the immediately preceding New York Business Day.

7.5.5	Each Borrower shall pay accrued interest on each Swingline Loan made to it on the last day of its Interest Period.

7.6	Interest Period
7.6.1	Each Swingline Loan has one Interest Period only.

7.6.2	The Interest Period for a Swingline Loan must be selected in the relevant Utilisation Request.

7.7	Dollar Swingline Agent and Euro Swingline Agent
7.7.1	Each Swingline Agent may perform its duties in respect of the Dollar Swingline Facility or the Euro Swingline Facility, as the case may be, through an Affiliate or Affiliates acting as its agent.

7.7.2	Notwithstanding any other term of this Agreement and without limiting the liability of any Obligor under the Finance Documents, each Euro Swingline Lender shall (in proportion to its share of the Total Swingline Commitments or, if the Total Swingline Commitments are then zero, to its share of the Total Swingline Commitments immediately prior to their reduction to zero) pay to or indemnify the Euro Swingline Agent, within three Business Days of demand, for or against any cost, loss or liability incurred by the Euro Swingline Agent or any Affiliate of the Euro Swingline Agent (other than by reason of the Euro Swingline Agent’s or such Affiliate’s gross negligence or wilful misconduct) in acting as the Euro Swingline Agent (unless the Euro Swingline Agent or such Affiliate has been reimbursed by an Obligor pursuant to this Agreement).

7.7.3	Notwithstanding any other term of this Agreement and without limiting the liability of any Obligor under the Finance Documents, each Dollar Swingline Lender shall (in proportion to its share of the Total Swingline Commitments or, if the Total Swingline Commitments are then zero, to its share of the Total Swingline Commitments immediately prior to their reduction to zero) pay to or indemnify the Dollar Swingline Agent, within three Business Days of demand, for or against any cost, loss or liability incurred by the Dollar Swingline Agent or any Affiliate of the Dollar Swingline Agent (other than by reason of the Dollar Swingline Agent’s or such Affiliate’s gross negligence or wilful misconduct) in acting as the Dollar Swingline Agent (unless the Dollar Swingline Agent or such Affiliate has been reimbursed by an Obligor pursuant to this Agreement).

7.8	Conditions of assignment or transfer
Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Overall Commitment is not less than:

7.8.1	its Swingline Commitment; or

7.8.2	if it does not have a Swingline Commitment, the Swingline Commitment of a Lender which is its Affiliate.

8.	SELECTION OF CURRENCIES

8.1	Availability of Optional Currencies
A Borrower may request that a Facility A Loan be denominated in an Optional Currency in accordance with the provisions of Clause 4.3 (Conditions relating to Optional Currencies).

8.2	Selection
8.2.1	A Borrower (or the Parent Company on behalf of a Borrower) may select the currency of a Facility A Loan for an Interest Period in the relevant Utilisation Request.

8.2.2	The Facility Agent shall notify each Facility A Lender of the proposed currency or currencies of each Facility A Loan promptly after it is ascertained.

8.3	Revocation of currency
Notwithstanding Clause 8.1 (Availability of Optional Currencies) and without prejudice to Clause 18.2 (Market disruption) or Clause 11.1 (Illegality), if before the Specified Time on any Quotation Day, the Facility Agent receives notice from a Facility A Lender that:

8.3.1	the Optional Currency (other than sterling or euro) requested is not readily available to it in the amount required; or

8.3.2	compliance with its obligation to participate in the Facility A Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Facility Agent shall give notice to the relevant Borrower and to the Facility A Lenders to that effect before the Specified Time on that day. In this event, any Facility A Lender that gives notice pursuant to this Clause 8.3 will be required to participate in the Facility A Loan in the Base Currency (in an amount equal to that Facility A Lender’s proportion of the Base Currency Amount of the Loan that is due to be made) and its participation will be treated as a separate Facility A Loan denominated in the Base Currency during that Interest Period.

9.	AMOUNT OF OPTIONAL CURRENCIES

9.1	Drawdowns
If a Facility A Loan is to be drawn down in an Optional Currency, the amount of each Facility A Lender’s participation in that Facility A Loan will be determined by converting into that currency the Facility A Lender’s participation in the Base Currency Amount of that Facility A Loan.

9.2	Notification
The Facility Agent shall notify the Facility A Lenders and the Parent Company of Optional Currency amounts (and the applicable Facility Agent’s Spot Rate of Exchange) promptly after they are ascertained.

SECTION 4
REPAYMENT, PREPAYMENT, CANCELLATION AND EXTENSION

10.	REPAYMENT OF REVOLVING LOANS

10.1	Repayment of Revolving Loans
Each Borrower which has drawn a Revolving Loan shall repay that Revolving Loan on the last day of its Interest Period.

11.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

11.1	Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, that Lender shall promptly notify the Facility Agent upon becoming aware of that event and shall also notify the Facility Agent that it requires either or both of the following:

11.1.1	upon the Facility Agent notifying the Parent Company, the Commitment of that Lender will be immediately cancelled; and/or

11.1.2	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Parent Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

11.2	Voluntary cancellation
The Parent Company may, if it gives the Facility Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$10,000,000) of an Available Revolving Facility. Any cancellation under this Clause 11.2 shall reduce the Commitments of the Lenders rateably under the relevant Facility. If, as a result of any cancellation of the Available Revolving Facility in relation to Facility A, the Total Commitments in relation to Facility A would be less than the Total Swingline Commitments then the amount of the Total Swingline Commitments shall reduce so that they equal the Total Commitments in relation to Facility A. Any such cancellation of the Total Swingline Commitments shall reduce the Swingline Commitments of the Lenders rateably.

11.3	Voluntary Prepayment of Revolving Loans
The Borrower to which a Revolving Loan has been made may, if it gives the Facility Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Loan (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Loan by a minimum amount of US$10,000,000).

11.4	Right of repayment and cancellation in relation to a single Lender
11.4.1	If:

(a)	any sum payable to any Lender by an Obligor is required to be increased under sub-clause 20.2.4 of Clause 20.2 (Tax gross-up); or

(b)	the Parent Company receives a notice from the Facility Agent under Clause 20.3 (Tax indemnity) or Clause 21.1 (Increased costs),

the Parent Company may, while the circumstance under paragraph (a) above or the circumstance giving rise to the notice under paragraph (b) above continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

11.4.2	On receipt of a notice from the Parent Company referred to in sub-clause 11.4.1 above the Commitment of that Lender shall immediately be reduced to zero.

11.4.3	On the last day of each Interest Period which ends after the Parent Company has given notice under sub-clause 11.4.1 above (or, if earlier, the date specified by the Parent Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

12.	MANDATORY PREPAYMENT

12.1	Mandatory Prepayment on Change of control
12.1.1	If any person or group of persons acting in concert gains control of the Parent Company:

	(a)	the Parent Company shall promptly notify the Facility Agent upon becoming aware of that event;

	(b)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan);

	(c)	if the Majority Lenders so require, the Facility Agent shall, by not less than 30 days notice to the Parent Company, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

12.1.2	For the purpose of sub-clause 12.1.1 above “control” means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than one-half of the maximum number of votes that may be cast at a general meeting of the Parent Company; or

(b)	the holding of more than one-half of the issued share capital of the Parent Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

12.1.3	For the purpose of sub clause 12.1.1 above “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Parent Company, to obtain or consolidate control of the Parent Company.

12.1.4	For the avoidance of doubt, the Holding Company Scheme shall not constitute a change of control under this Clause 12.1 (Mandatory Prepayment on Change of Control).

12.2	Mandatory prepayment and cancellation out of certain proceeds
12.2.1	The Parent Company shall ensure that:

(a)	all Disposal Proceeds are applied in prepayment and cancellation of the Facilities in accordance with Clause 12.2.2 below; and

(b)	until such time as the Total Commitments have been reduced to US$500,000,000 and to the extent necessary to reduce the Total Commitments to US$500,000,000, all Debt Proceeds are applied in prepayment and cancellation of the Facilities in accordance with Clause 12.2.2 below.

12.2.2	Any amount to be applied in prepayment and cancellation of the Facilities in accordance with sub-clause 12.2.1 above shall be applied in order as determined by the Parent Company, to either or both:

(a)	in cancellation of Available Commitments under Facility A and/or, at the option of the Parent Company, Facility B; or

(b)	in prepayment and cancellation of outstanding Facility A Loans and Facility A Commitments and/or, at the option of the Parent Company, Facility B Loans and Facility B Commitments.

12.2.3	If, as a result of any cancellation of Available Commitments or Commitments in accordance with Clause 12.2.2 above the Total Commitments in relation to Facility A would be less than the Total Swingline Commitments then the amount of the Total Swingline Commitments shall reduce so that they equal the Total Commitments in relation to Facility A.

12.2.4	Any cancellation of the Total Commitments in relation to any Facility shall reduce the relevant Commitments of the Lenders participating in such Facility rateably.

13.	RESTRICTIONS

13.1	Notices of Cancellation and Prepayment
Any notice of cancellation or prepayment given by any Party under this Clause 13 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

13.2	Interest and other amounts
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

13.3	No reborrowing of Term-Out Loan
No Borrower may reborrow any part of a Term-Out Loan which is prepaid.

13.4	Reborrowing of Revolving Facility
Unless a contrary indication appears in this Agreement, any part of a Revolving Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

13.5	Prepayment in accordance with Agreement
The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

13.6	No reinstatement of Commitments
No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

13.7	Facility Agent’s receipt of Notices
If the Facility Agent receives a notice under this Clause 13 it shall promptly forward a copy of that notice to either the Parent Company or the affected Lender, as appropriate.

14.	EXTENSION OF FACILITY B

14.1	Extension Request
The Parent Company shall be entitled to request an extension of Facility B, for an additional period of 364 days, by giving notice to the Facility Agent (the “Extension Request”) not more than 60 nor less than 30 days before the Facility B Termination Date (in this Clause 14, the “Original Facility B Termination Date”). Such notice shall be made in writing, be unconditional and binding on the Borrower except as set out in Clause 14.5 (Revocation of Extension).

14.2	Notification of Extension Request
The Facility Agent shall forward a copy of the Extension Request to the relevant Lenders as soon as practicable after receipt of it.

14.3	Lenders’ Response to Extension Request
14.3.1	If a Lender, in its individual and sole discretion, agrees to the extension requested by the Parent Company, it shall give notice to the Facility Agent (a “Notice of Extension”) (revocable only in the case mentioned in Clause 14.5 (Revocation of Extension)) not less than 20 days prior to the Original Facility B Termination Date and the Facility Agent shall, promptly following receipt, forward all such notices to the Parent Company. If a Lender does not give such Notice of Extension by such date, then that Lender shall be deemed to have refused that extension.

14.3.2	If all of the Lenders have given Notices of Extension in accordance with this Clause 14.3, the Facility Agent shall notify the Lenders and the Parent Company of this and, upon receipt of such notice, each Lender’s Notice of Extension shall be binding on it.

14.4	Lender’s Discretion
Nothing shall oblige a Lender to agree to an Extension Request.

14.5	Revocation of Extension
14.5.1	If one or more (but not all) of the Lenders give Notices of Extension pursuant to Clause 14.3 (Lenders’ Response to Extension Request), then the Facility Agent shall promptly notify the Parent Company and the Lenders which have given Notices of Extension, identifying in that notification which Lenders have not given a Notice of Extension.

14.5.2	A Lender may, on the basis that one or more of the Lenders have not given a Notice of Extension and within 5 days after receipt of notification to that effect from the Facility Agent, withdraw its Notice of Extension provided that, if a Lender does not give notice of such withdrawal within that period, then its Notice of Extension shall be binding on it.

14.5.3	The Parent Company may, if one or more of the Lenders have not given Notices of Extension and no later than 5 Business Days prior to the Original Facility B Termination Date, withdraw its Extension Request provided that, if the Parent Company does not give notice of that withdrawal within that period, then its Extension Request shall be binding on it.

14.6	Extension Date
14.6.1	The Original Facility B Termination Date shall be extended if and when either:

(a)	all the Lenders have agreed to it by giving a Notice of Extension; or

(b)	one or more Lenders have agreed by giving a Notice of Extension and not withdrawing that Notice of Extension within the 5 day period referred to in sub-clause 14.5.2 of Clause 14.5 (Revocation of Extension);

and provided that the Parent Company has not withdrawn its Extension Request by the time specified in sub-clause 14.5.3 of Clause 14.5 (Revocation of Extension), the Original Facility B Termination Date shall be extended to the day which is 364 days from (and including) the Original Facility B Termination Date and the Facility B Availability Period and the Facility B Termination Date shall be modified accordingly.

14.6.2	If less than all the Lenders give a Notice of Extension (which is not withdrawn pursuant to Clause 14.5 (Revocation of Extension)), then the Facility B Commitments and the share of any outstanding Loans of the Lenders which have not agreed to the extension shall be reduced to zero on the Original Facility B Termination Date (and those Lenders shall cease from that date to be Lenders under Facility B) and the amount of Facility B shall be reduced accordingly.

14.7	Notification of Extension
The Facility Agent shall promptly inform the Parent Company and the Lenders which will continue to remain party to this Agreement of the size of the Facility B if reduced.

14.8	Extension options
A Parent Company may extend the Facility B Termination Date in accordance with this Agreement more than once, provided that the Facility B Termination Date may not be extended to a date which falls after the Facility A Termination Date.

15.	TERM-OUT OF FACILITY B

15.1	Term-Out Request
15.1.1	A Borrower (or the Parent Company on behalf of a Borrower) shall be entitled to request that:

(a)	all or part (being a minimum amount of US$10,000,000) of the amount of each Facility B Loan (pro rata amongst the relevant Lenders) forming part of a Utilisation and outstanding on the Term-Out Date be converted on the Term- Out Date into a single Term-Out Loan maturing on the Facility A Termination Date; and/or

(b)	all or part of the Commitments which have not been drawn down prior to the Termination Date be drawn down by way of a single Term-Out Loan by the Borrower on the Term-Out Date,

by delivering to the Facility Agent a request (a “Term-Out Request”) in the form set out in Schedule 4 (Term-Out Request) not less than 3 Business Days prior to the Facility B Termination Date not later than the Specified Time referred to in Schedule 14 (Timetables) (applicable to the delivery of a Utilisation Request pursuant to Clause 5.1 (Delivery of a Utilisation Request), as though the Borrower was delivering such a Utilisation Request).

15.1.2	The Term-Out Request shall be unconditional and irrevocable and, in the case of a Term-Out Request for the making of the Term-Out Loan under paragraph (b) of sub-clause 15.1.1 above shall be accompanied by a Utilisation Request.

15.1.3	Any Facility B Loans outstanding on the Term-Out Date that are not requested to be drawn as a Term-Out Loan shall be repaid in full on the Term-Out Date.

15.1.4	Any portion of the Facility B Commitments not the subject of the Term-Out Request shall be cancelled on the Term-Out Date.

15.1.5	The Facility Agent shall forward a copy of the Term-Out Request to each relevant Lender as soon as practicable after receipt.

15.2	Conversion of an Existing Loan
If:

15.2.1	the Borrower (or the Parent Company on behalf of the Borrower) has delivered a Term-Out Request under sub-clause 15.1.1(a) of Clause 15.1 (Term-Out Request); and

15.2.2	on the Term-Out Date (a) no Event of Default is continuing or will result from the proposed Term-Out Loan, (b) the Repeating Representations to be made by each Obligor are true in all material respects and (c) the conditions in sub-clause 4.2.2 of Clause 4.2 (Further conditions precedent) are satisfied, then all or part of each Loan which is outstanding on the Term-Out Date (equal to the amount specified in the Term-Out Request as being converted) shall automatically be converted into a Term-Out Loan in Dollars and shall be repayable on the Facility A Termination Date.

15.3	Conversion of Undrawn Commitment
If:

15.3.1	the Borrower (or the Parent Company on behalf of the Borrower) has delivered a Term-Out Request and Utilisation Request under sub-clause 15.1.1(b) of Clause 15.1 (Term-Out Request); and

15.3.2	on the Term-Out Date (a) no Default is continuing or will result from the proposed Term-Out Loan, (b) the Repeating Representations to be made by each Obligor are true in all material respects and (c) the conditions in sub-clause 4.2.2 of Clause 4.2 (Further conditions precedent) are satisfied, then a Term-Out Loan (equal to the amount specified in the Term-Out Request) shall be made to the Borrower in Dollars and shall be repayable on the Facility A Termination Date.

15.4	First Interest Period of Term-Out Loan

The first Interest Period for a Term-Out Loan shall commence on the Term-Out Date and its duration, and the duration of subsequent Interest Periods, shall be determined in accordance with Clause 17 (Interest periods).

15.5	Consolidation
Any Term-Out Loan which commences on the same date as any other Term-Out Loan shall be consolidated with such other Term-Out Loan and shall form one Loan.

SECTION 5
COSTS OF UTILISATION

16.	INTEREST

16.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

16.1.1	Margin;

16.1.2	LIBOR; and

16.1.3	Mandatory Cost, if any.

16.2	Payment of interest
The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

16.3	Default interest
16.3.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to sub-clause 16.3.2 below, is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 16.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

16.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

16.3.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

16.4	Notification of rates of interest
The Facility Agent shall promptly notify the Lenders and the Parent Company of the determination of a rate of interest under this Agreement.

17.	INTEREST PERIODS

17.1	Selection of Interest Periods
17.1.1	A Borrower (or the Parent Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or in a Selection Notice in the case of any Utilisation following the first Utilisation of a Term-Out Loan.

17.1.2	Each Selection Notice for a Term-Out Loan is irrevocable and must be delivered to the Facility Agent by the Borrower (or the Parent Company on behalf of the Borrower) to which that Term-Out Loan was made not later than the Specified Time.

17.1.3	If a Borrower (or the Parent Company) fails to deliver a Selection Notice to the Facility Agent in accordance with sub-clause 17.1.2 above, the relevant Interest Period will, subject to Clause 17.3 (Other adjustments), be three Months.

17.1.4	Subject to this Clause 17, a Borrower (or the Parent Company) may select an Interest Period of one, two, three or six Months or any other period agreed between the Parent Company and the Facility Agent (acting on the instructions of all the Lenders).

17.1.5	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

17.1.6	Each Interest Period for a Term Out Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

17.2	Overrunning of a Termination Date
If an Interest Period in respect of a Loan borrowed would otherwise overrun a Termination Date applicable to that Loan, it shall be shortened so that it ends on the Termination Date.

17.3	Other adjustments
17.3.1	If an Interest Period is not a period of a number of Months and it would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) of the preceding Business Day (if there is not).

17.3.2	The Facility Agent (after prior consultation with the Lenders) and the Parent Company may enter into such other arrangements as they may agree for the adjustment of Interest Periods.

17.4	Notification
The Facility Agent shall notify the relevant Borrower and the Lenders of the duration of each Interest Period promptly after ascertaining its duration.

18.	CHANGES TO THE CALCULATION OF INTEREST

18.1	Absence of quotations
Subject to Clause 18.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

18.2	Market disruption
18.2.1	If a Market Disruption Event occurs in relation to a Loan (not being a Swingline Loan) for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin;

(b)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

18.2.2	In this Agreement “Market Disruption Event” means:

(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the relevant currency and Interest Period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

18.3	Alternative basis of interest or funding
18.3.1	If a Market Disruption Event occurs and the Facility Agent or the Parent Company so requires, the Facility Agent and the Parent Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

18.3.2	Any alternative basis agreed pursuant to sub-clause 18.3.1 above shall, with the prior consent of all the Lenders and the Parent Company, be binding on all Parties.

18.4	Break Costs
18.4.1	Each Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

18.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

19.	FEES

19.1	Commitment fee
19.1.1	The Parent Company shall pay to the Facility Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of:

(a)	35 per cent. per annum of the applicable Margin on that Lender’s Available Commitment under Facility A for the Availability Period applicable to Facility A; and

(b)	20 per cent. per annum of the applicable Margin on that Lender’s Available Commitment under Facility B for the Availability Period applicable to Facility B in respect of the period prior to the Basel II Implementation Date, and 30 per cent. per annum of the applicable Margin thereafter.

19.1.2	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

19.2	Front-end fee
The Parent Company shall pay to the Arrangers a front-end fee in the amount and at the times agreed in a Fee Letter.

19.3	Agency fee
The Parent Company shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

20.	TAX GROSS UP AND INDEMNITIES

20.1	Definitions
20.1.1	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a)	with respect to a payment made by an Obligor incorporated in the United Kingdom, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(1)	which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Finance Document; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Treaty Lender with respect to the United Kingdom; or

(b)	with respect to a payment made by a U.S. Obligor, a Lender which is:

(i)	a “United States person” within the meaning of Section 7701(a)(30) of the Code, provided such Lender has timely delivered to the Facility Agent for transmission to the Obligor making such payment two original copies of IRS Form W-9 (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its status as “United States person”; or

(ii)	a Treaty Lender with respect to the United States of America, provided such Lender has timely delivered to the Facility Agent for transmission to the Obligor making such payment two original copies of IRS Form W-8BEN (or any successor form) either directly or under cover of IRSForm W-8IMY (or any successor form) certifying its entitlement to receive such payments without any such deduction or withholdings under a double taxation treaty; or

(iii)	entitled to receive payments under the Finance Documents without deduction or withholding of any United States federal Tax either as a result of such payments being effectively connected with the conduct by such Lender of a trade or business within the United States or under the portfolio interest exemption, provided such Lender has timely delivered to the Facility Agent for transmission to the Obligor making such payment two original copies of either (1) IRS Form W-8ECI (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying that the payments made pursuant to the Finance Documents are effectively connected with the conduct by that Lender of a trade or business within the United States or (2) IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) claiming exemption from withholding in respect of payments made pursuant to the Finance Documents under the portfolio interest exemption and a statement certifying that such Lender is not a person described in Section 871(h)(3)(B) or Section 881(c)(3) of the Code or (3) such other applicable form prescribed by the IRS certifying as to such Lender’s entitlement to exemption from United States withholding tax with respect to all payments to be made to such Lender under the Finance Documents.

For the purposes of this paragraph (b) above, in the case of a Lender that is not treated as the beneficial owner of the payment (or a portion thereof) under Chapter 3 and related provisions (including Sections 871,881,3406,6401, 6405 and 6409) of the Code, the term “Lender” shall mean the person who is so treated as the beneficial owner of the payment (or portion thereof).

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 20.2 (Tax gross-up) or a payment under Clause 20.3 (Tax indemnity).

“Treaty Lender” means in respect of a jurisdiction, a Lender which is, on the date any relevant payment falls due, entitled under the provisions of a double taxation treaty (a “Treaty”) in force on that date to receive payments of interest from a person resident in such jurisdiction without a Tax Deduction (subject to the completion of any necessary procedural formalities, such as application by a Lender to HM Revenue & Customs that payments may be made to that Lender without a Tax Deduction).

20.1.2	Unless a contrary indication appears, in this Clause 20 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

20.2	Tax gross-up
20.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

20.2.2	The Parent Company shall promptly upon becoming aware that an Obligor is required by law to make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly.

20.2.3	Each Lender as at the date of this Agreement confirms that it is a Qualifying Lender. This confirmation is given as at the date of this Agreement. A Lender which becomes party to this Agreement by means of a Transfer Certificate shall confirm therein whether it is or is not a Qualifying Lender. Each Lender which confirmed that it was a Qualifying Lender undertakes to notify the Facility Agent and the Parent Company promptly upon becoming aware of it ceasing to be a Qualifying Lender. If the Facility Agent receives such notification from a Lender it shall notify the Parent Company and that Obligor.

20.2.4	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

20.2.5	An Obligor is not required to make an increased payment to a Lender under sub- clause 20.2.4 above for a Tax Deduction in respect of tax imposed by the United Kingdom or the United States from a payment of interest on a Loan, if on the date on which the payment falls due:

(a)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender falling within sub-clause 20.1.1(a) of Clause 20.1 (Definitions), but on that date that Lender is not or has ceased to be a Qualifying Lender falling within sub-clause 20.1.1(a) of Clause 20.1 (Definitions) other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(b)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations, if any, under sub-clause 20.2.8 below.

20.2.6	If an Obligor is required by law to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

20.2.7	Within thirty days of making either a Tax Deduction or any payment to the relevant taxing authority required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

20.2.8	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing as soon as reasonably practicable any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

20.3	Tax indemnity
20.3.1	The Parent Company shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document or the transactions occurring under such Finance Document.

20.3.2	Sub-clause 20.3.1 above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if in either such case that Tax is imposed on or calculated by reference to the net income, profit or gains received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or Facility Office; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 20.2 (Tax gross-up);

(ii)	would have been compensated for by an increased payment under Clause 20.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in sub-clause 20.2.5 of Clause 20.2 (Tax gross-up) applied; or

(iii)	with respect to any Tax assessed prior to the date which is 365 days prior to the date on which the Protected Party requests such payment from the Parent Company, unless a determination of the amount claimed could only be made on or after the first of those dates.

20.3.3	A Protected Party making, or intending to make a claim under sub-clause 20.3.1 above shall promptly notify the Facility Agent of the loss, liability or cost which will give, or has given, rise to the claim, following which the Facility Agent shall reasonably promptly notify the Parent Company.

20.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 20.3, notify the Facility Agent.

20.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

20.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

20.4.2	that Finance Party has obtained, utilised and retained that Tax Credit in whole or in part,

the Finance Party shall pay an amount to the Obligor which that Finance Party (acting reasonably) determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

20.5	Stamp taxes
The Parent Company shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration, excise and other similar Taxes payable in respect of any Finance Document or the transaction occurring under any of them other than in respect of an assignment or transfer by a Lender.

20.6	VAT
20.6.1	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any amounts in respect of VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT against delivery of an appropriate VAT invoice.

20.6.2	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

20.6.3	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that obligation shall be deemed to extend to all amounts in respect of VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither the Finance Party nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment of the amount in respect of the VAT.

20.7	Survival of obligations
Without prejudice to the survival of any other section of this Agreement, the agreements and obligations of each Obligor and each Finance Party contained in this Clause 20 shall survive the payment in full by the Obligors of all obligations under this Agreement and the termination of this Agreement.

21.	INCREASED COSTS

21.1	Increased costs
21.1.1	Subject to Clause 21.3 (Exceptions) the Parent Company shall, within five Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the judicial or generally accepted interpretation or the administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

21.1.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

21.2	Increased cost claims
21.2.1	A Finance Party intending to make a claim pursuant to Clause 21.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Parent Company.

21.2.2	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

21.3	Exceptions
21.3.1	Clause 21.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by Clause 20.3 (Tax indemnity), Clause 20.5 (Stamp taxes) or Clause 20.6 (VAT) (or would have been compensated for under those clauses but was not so compensated because any of the exclusions, exceptions or carve-outs to such clauses applied);

(c)	incurred prior to the date which is 365 days prior to the date on which the Finance Party makes a claim in accordance with Clause 21.2 (Increased cost claims), unless a determination of the amount incurred could only be made on or after the first of those dates;

(d)	compensated for by the payment of the Mandatory Cost;

(e)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(f)	attributable to the application of or compliance with the International Convergence of Capital Measurement Standards published by the Basel Committee on Banking Supervision in June 2004 (“Basel II”), or any implementation or transposition thereof, as such implementation or transposition is generally envisaged to take place as at the date of this Agreement, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or other law or regulation, including (without limitation) any Increased Cost attributable to Pillar 2 (The Supervisory Review Process) of Basel II. In the event that the implementation or transposition of Basel II substantially changes from the implementation and transposition as it is envisaged to take place as at the date of this Agreement, the Parties undertake to negotiate in good faith any changes to this Clause 21 (Increased Costs) which may be necessary to reflect any Increased Costs incurred by any Finance Parties or any of its Affiliates as a result of those changes.

21.3.2	In this Clause 21.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 20.1 (Definitions).

22.	OTHER INDEMNITIES

22.1	Currency indemnity
22.1.1	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against that Obligor;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

22.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

22.2	Other indemnities
The Parent Company shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

22.2.1	the occurrence of any Event of Default;

22.2.2	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 35 (Sharing among the Finance Parties);

22.2.3	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower (or the Parent Company on behalf of a Borrower) in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

22.2.4	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent Company.

22.3	Indemnity to the Facility Agent
The Parent Company shall within five days of demand indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

	22.3.1	investigating any event which it reasonably believes is a Default; or

	22.3.2	entering into or performing any foreign exchange contract for the purposes of Clause 8.3 (Revocation of Currency); or

	22.3.3	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

23.	MITIGATION BY THE LENDERS

23.1	Mitigation
23.1.1	Each Finance Party shall, in consultation with the Parent Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality), Clause 20 (Tax gross-up and indemnities) or Clause 21 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

23.1.2	Sub-clause 23.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

23.1.3	Each Finance Party shall notify the Facility Agent as soon as reasonably practicable after it becomes aware that any circumstances of the kind described in sub-clause 23.1.1 above have arisen or may arise. The Facility Agent shall notify the Parent Company promptly of any such notification from a Finance Party.

23.2	Limitation of liability
23.2.1	The Parent Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 23.1 (Mitigation).

23.2.2	A Finance Party is not obliged to take any steps under Clause 23.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

24.	COSTS AND EXPENSES

24.1	Transaction expenses
The Parent Company shall promptly on demand pay each Agent and the Arranger reasonable professional fees and all out of pocket expenses (including legal fees subject to any cap referred to in a Fee Letter) properly incurred by any of them in connection with the negotiation, preparation, printing and execution of:

24.1.1	this Agreement and any other documents referred to in this Agreement; and

24.1.2	any other Finance Documents executed after the date of this Agreement.

24.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 36.9 (Change of currency), the Parent Company shall, within five Business Days of demand, reimburse each Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by that Agent in responding to, evaluating, negotiating or complying with that request or requirement.

24.3	Enforcement costs
The Parent Company shall, within five Business Days of demand, pay to each Finance Party the amount of all:

24.3.1	reasonable costs and expenses (including legal fees) incurred by that Finance Party in connection with the preservation; and

24.3.2	costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement,

of any rights under, any Finance Document.

SECTION 7
GUARANTEE

25.	GUARANTEE AND INDEMNITY

25.1	Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:

25.1.1	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

25.1.2	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

25.1.3	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

25.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

25.3	Reinstatement
If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

25.3.1	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

25.3.2	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

25.4	Waiver of defences
The obligations of each Guarantor under this Clause 25 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 25 (without limitation and whether or not known to it or any Finance Party) including:

25.4.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;

25.4.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

25.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

25.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

25.4.5	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

25.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

25.4.7	any insolvency or similar proceedings.

25.5	Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 25. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

25.6	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

25.6.1	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

25.6.2	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 25.

25.7	Deferral of Guarantors’ rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

25.7.1	to be indemnified by an Obligor;

25.7.2	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

25.7.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

25.8	Release of Guarantor’s right of contribution
If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

25.8.1	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

25.8.2	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

25.9	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

26.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 26 to each Finance Party on the date of this Agreement.

26.1	Status
	26.1.1	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

	26.1.2	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

26.2	Binding obligations
The obligations expressed to be assumed by it in each Finance Document are, subject to laws or legal procedures affecting the enforceability of creditors’ rights generally and any other reservations set out in the legal opinions listed in Schedule 2 (Conditions precedent), legal, valid, binding and enforceable obligations.

26.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

26.3.1	any law or regulation applicable to it;

26.3.2	its or any of its Subsidiaries’ constitutional documents; or

26.3.3	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets which conflict would reasonably be likely to have a Material Adverse Effect.

26.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated for it by those Finance Documents.

26.5	Validity and admissibility in evidence
All Authorisations required:

26.5.1	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

26.5.2	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

(other than as disclosed in a legal opinion delivered to the Facility Agent pursuant to Part I of Schedule 2 (Conditions precedent)) have been obtained or effected and are in full force and effect.

26.6	Governing law and enforcement
26.6.1	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

26.6.2	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

26.7	Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Qualifying Lender falling within sub-clause 20.1.1(a)(i) of Clause 20.1 (Definitions).

26.8	No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

26.9	No default
No Default or Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

26.10	No misleading information
26.10.1	Any factual information, including any information which discloses evidence of material litigation which is pending or threatened, provided by any member of the Group to any of the Finance Parties prior to the date of this Agreement in connection with its entry into this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

26.10.2	No information has been given or withheld that results in the information referred to in sub-clause 26.10.1 above being untrue or misleading in any material respect.

26.11	Financial statements
In the case of the Company only:

26.11.1	Its Original Financial Statements were prepared in accordance with U.S. GAAP consistently applied.

26.11.2	Its Original Financial Statements fairly represent its financial condition and operations (consolidated) during the relevant financial year.

26.12	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

26.13	ERISA and Multiemployer Plans
26.13.1	Each Employee Plan is in compliance in form and operation with ERISA and the Code and all other applicable laws and regulations save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

26.13.2	Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or is in the process of being submitted to the IRS for approval or will be so submitted during the applicable remedial amendment period, and, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect such determination (or, in the case of an Employee Plan with no determination, nothing has occurred that would materially adversely affect such qualification) except, in each case, to the extent the same would not reasonably be expected to have a Material Adverse Effect.

26.13.3	There exists no Unfunded Pension Liability with respect to any Employee Plan, except as would not have a Material Adverse Effect.

26.13.4	Neither the U.S. Obligor nor any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan, and if each of the U.S. Obligors and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date hereof, the aggregate withdrawal liability that would be incurred would not reasonably be expected to have a Material Adverse Effect.

26.13.5	There are no actions, suits or claims pending against or involving an Employee Plan (other than routine claims for benefits) or, to the knowledge of the Parent Company, any U.S. Obligor or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Employee Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

26.13.6	Each U.S. Obligor and any ERISA Affiliate has made all material contributions to or under each such Employee Plan required by law within the applicable time limits prescribed thereby, the terms of such Employee Plan, or any contract or agreement requiring contributions to an Employee Plan save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

26.13.7	Neither any U.S. Obligor nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Plan subject to Section 4064(a) of ERISA to which it made contributions except, in each case, to the extent the same would not reasonably be expected to have a Material Adverse Effect.

26.13.8	Neither any U.S. Obligor nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have a Material Adverse Effect.

26.14	Federal Reserve Regulations
None of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, in violation of Regulation U or Regulation X.

26.15	Investment Companies
No Obligor or Subsidiary of an Obligor is required to be registered as an “investment company” under the U.S. Investment Company Act of 1940 (the “1940 Act”).

26.16	Bridge facility cancelled
Any commitment of Goldman Sachs under or pursuant to the bridge facility provided by Goldman Sachs to the Parent Company in connection with the financing of the Acquisition has been or will be cancelled in full on or prior to the first Utilisation Date.

26.17	Repetition
The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

26.17.1	the date of each Utilisation Request and the first day of each Interest Period; and

26.17.2	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

27.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 27 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

27.1	Financial statements
The Parent Company shall supply to the Facility Agent in sufficient copies for all the Lenders:

27.1.1	as soon as the same are made public, but in any event within 120 days after the end of each of its financial years its audited consolidated financial statements for that financial year; and

27.1.2	as soon as the same are made public, but in any event within 90 days after the end of each half of each of its financial years its unaudited consolidated financial statements for that financial half year.

27.2	Compliance Certificate
27.2.1	The Parent Company shall supply to the Facility Agent, with each set of financial statements delivered pursuant to sub-clauses 27.1.1 and 27.1.2 of Clause 27.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 28 (Financial covenants) as at the date as at which those financial statements were drawn up.

27.2.2	Each Compliance Certificate shall be signed by the finance director of the Parent Company and, at the request of the Facility Agent (acting reasonably), in the case of the Compliance Certificate required to be delivered with the audited consolidated financial statements for the financial year, shall be reported on by the Parent Company’s auditors in the form agreed by the Parent Company’s auditors and the Facility Agent, provided that certification by the auditors shall relate only to compliance by the Parent Company with its obligations set out in Clause 28 (Financial Covenants).

27.3	Requirements as to financial statements
27.3.1	The Parent Company shall procure that each set of financial statements delivered pursuant to Clause 27.1 (Financial statements) is prepared using U.S. GAAP.

27.3.2	Following the completion of any Holding Company Scheme, in accordance with this Agreement, New Holdco must supply to the Facility Agent together with its audited consolidated financial statements for the financial year in which the Holding Company Scheme has completed, required to be delivered pursuant to sub-clause 27.1.1 of Clause 27.1 (Financial Statements), a reconciliation between those financial statements and the financial statements of the Company relevant to the financial year in which the Holding Company Scheme has completed, which shall be reported on by New Holdco’s auditors in the form agreed by New Holdco’s auditors and the Facility Agent (acting reasonably).

27.3.3	The Parent Company shall procure that each set of financial statements delivered pursuant to Clause 27.1 (Financial statements) is prepared using U.S. GAAP, and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in U.S. GAAP, or the accounting practices or reference periods and its auditors deliver to the Facility Agent:

(i)	a description of any change necessary for those financial statements to reflect the U.S. GAAP, accounting practices and reference periods upon which those Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 28 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and those Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

27.3.4	If the Parent Company notifies the Facility Agent of a change in accordance with sub-clause 27.3.3 above then the Parent Company and Facility Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

27.4	Information: miscellaneous
The Parent Company shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

27.4.1	all documents dispatched by the Parent Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

27.4.2	promptly upon becoming aware of them, copies of any public announcement made by the Parent Company which discloses the details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group; and

27.4.3	promptly, such further information as any Finance Party (through the Facility Agent) may reasonably request at reasonable times and at reasonable intervals.

27.5	Notification of default
Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

27.6	“Know your customer” checks
27.6.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender (which would be permitted under Clause 31 (Changes to the Lenders)) prior to such assignment or transfer, obliges an Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of any Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is within that Obligor’s possession or control reasonably requested by that Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

	27.6.2	Each Lender shall promptly upon the request of an Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks required under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

	27.6.3	The Parent Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 32 (Changes to the Obligors).

	27.6.4	Following the giving of any notice pursuant to sub-clause 27.6.3 above, if the accession of such Additional Obligor obliges an Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent Company shall promptly upon the request of that Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

27.7	“Know your customer” confirmation
Each Lender confirms as at the date of this Agreement that, under “know your customer” requirements in existence as at the date of this Agreement, it does not require financial statements for Obligors other than the Parent Company.

28.	FINANCIAL COVENANTS

28.1	Financial definitions
In this Clause 28:

“Borrowings” means, at any time, any indebtedness in respect of:

(a)	the principal amount of moneys borrowed and any net debit balances at banks after application of applicable account pooling arrangements;

(b)	the principal amount raised under acceptance credit facilities other than acceptances relating to the purchase or sale of goods in the ordinary course of trading;

(c)	the principal amount of any debenture, bond, note, loan stock, commercial paper or other securities;

(d)	the capitalised element of indebtedness under finance leases or capital leases entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(e)	receivables sold or discounted other than receivables sold or discounted in the ordinary course of trading or on non-recourse terms;

(f)	indebtedness arising from deferred payment agreements except in the ordinary course of trading;

(g)	any fixed or minimum premium payable on repayment of any debt instrument;

(h)	principal amounts raised under any other transaction having the commercial effect of a borrowing; or

(i)	(without double counting) any guarantee, indemnity or similar assurance for any of the items referred to in paragraphs (a) to (h) above.

“Cash” means, at any time:

(a)	cash at bank denominated in sterling, dollars, euro or other currency freely convertible into the Base Currency and freely transferable and credited to an account in the name of a member of the Group with a reputable financial institution and to which a member of the Group is alone beneficially entitled and for so long as that cash is repayable on demand; (i) repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group member or of any other person whatsoever or on the satisfaction of any other condition; (ii) there is no Security over that cash except Security created or constituted pursuant to a Finance Document or Security securing obligations of a member of the Group granted in favour of another member of the Group; and (iii) such cash is freely and immediately available and convertible into the Base Currency to be applied in repayment or prepayment of the Borrowings; and

(b)	to the extent the relevant indebtedness is included in Borrowings, cash collateral provided for such indebtedness up to a maximum amount equal to the principal amount of such indebtedness.

“Cash Equivalent Investments” means:

(a)	debt securities denominated in sterling, dollars, euro or other currency freely convertible into the Base Currency issued by, or unconditionally guaranteed by the United Kingdom or the United States of America or other which are not convertible into any other form of security and having not more than three months to final maturity;

(b)	debt securities denominated in sterling, dollars or euro or other currency freely convertible into the Base Currency which are not convertible into any other form of security, and having not more than three months to final maturity, at all times rated P-1 (Moody’s Investor Services Inc.) or A-1 (Standard & Poors’ Corporation) and which are not issued or guaranteed by any member of the Group;

(c)	certificates of deposit denominated in sterling, dollars or euro or other currency freely convertible into the Base Currency issued by, and acceptances by, banking institutions authorised under applicable legislation of the United Kingdom rated P-1 (Moody’s Investor Services Inc.) or A-1 (Standard & Poor’s Corporation); and

(d)	other securities (if any) approved in writing by the Facility Agent,

provided that:

(a)	there is no Security over the investments referred to in paragraphs (a) to (d) above except Security created or constituted pursuant to a Finance Document or Security securing obligations of a member of the Group granted in favour of another member of the Group; and

(b)	cash proceeds of the investments referred to in paragraphs (a) to (d) above are freely and immediately available and convertible into the Base Currency to be applied in repayment or prepayment of the Borrowings.

“EBITDA” means in respect of any Relevant Period, consolidated operating income for such period (after giving effect to the following adjustments, if applicable):

(a)	before deducting any corporation tax or other taxes on income, profits or gains;

(b)	before deducting interest payable and before adding interest receivable;

(c)	before deducting unusual or non-recurring losses or charges, provided that:

	(i)	to the extent such charges include a current or future period cash component, such amounts shall be deducted from EBITDA when paid, except for:

		(A)	any fees and expenses relating to the Acquisition, including financial and investment banking fees not in excess of US$25,000,000 paid prior to the Facility A Termination Date;

		(B)	integration and reorganisation costs relating to the Acquisition and US reorganisation costs, an aggregate amount not in excess of US$100,000,000 paid prior to the Facility A Termination Date;

	(C)	NRP 104 Milestone Payments; and

	(D)	other up-front milestone and licensing payments, not in excess of US$100,000,000 paid prior to the Facility A Termination Date,

provided that the aggregate amount of costs in relation to sub-paragraphs (A), (B) and (D) above must not exceed US$100,000,000 in any 12 month period; and

(ii)	any accruals or reserves in the ordinary course of business shall be excluded;

(d)	before adding extraordinary gains and non-cash gains;

(e)	after deducting the amount of net profit (or adding back the amount of net loss) of any Group company (other than the Parent Company) which is attributable to any third party (other than another Group company) which is a shareholder in that Group company;

(f)	after adding back the amount of any loss and after deducting the amount of any gain against book value arising on a disposal of any asset (other than stock disposed of in the ordinary course of trading);

(g)	before taking into account any unrealised exchange gains and losses;

(h)	after deducting any income (to the extent not received in cash) from any associate or joint venture or any other companies in which a Group company has a minority interest;

(i)	before deducting any depreciation or amortisation;

(j)	before deducting any distributions; and

(k)	before deducting any non-cash write-offs of in-process research and development, goodwill, non-cash stock compensation charges, non-cash stock revaluation charges arising on an acquisition and non-cash write-offs of any investments, intellectual property or fixed assets.

EBITDA shall be adjusted, at any time, on a pro-forma basis to include businesses or assets acquired in the period and exclude businesses or assets disposed of in the period (and for the avoidance of doubt, EBITDA in respect of the business of Transkaryotic and its Subsidiaries shall be calculated by annualising the figures for any Relevant Period during which Transkaryotic and its Subsidiaries are owned by the Group).

“Liquid Investments” means at any time:

(a)	any investment in marketable debt obligations for which a recognised trading market exists and not convertible or exchangeable to any other security provided that:

	(i)	each obligation has a credit rating of either A+ or A-1 or higher by Standard & Poor’s Corporation (or in each case the equivalent rating including the equivalent money market fund rating by Standard & Poor’s Corporation) or A1 or P-1 or higher by Moody’s Investor Services Inc. (or in each case the equivalent rating including the equivalent money market fund rating by Moody’s Investor Services Inc.) and further provided that no more than 25% of all such investments shall be rated A+ and A-1 by Standard & Poor’s Corporation (and in each case the equivalent rating including the equivalent money market fund rating by Standard & Poor’s Corporation) and A1 and P-1 by Moody’s Investor Services Inc. (and in each case the equivalent rating including the equivalent money market fund rating by Moody’s Investor Services Inc.);

	(ii)	each obligation is beneficially owned by a member of the Group;

	(iii)	no obligation is issued by or guaranteed by a member of the Group; and

	(iv)	there is no Security over such obligation save pursuant to the Finance Documents or Security securing obligations of a member of the Group granted in favour of another member of the Group; and

(b)	any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Corporation (or in each case the equivalent rating including the equivalent money market fund rating by Standard & Poor’s Corporation) or P-1 or higher by Moody’s Investor Services Inc.(or in each case the equivalent rating including the equivalent money market fund rating by Moody’s Investor Services Inc.) or Rule 2a7 Money Market Funds as defined in the US Investment Company Act 1940 provided that:

	(i)	such investment is beneficially owned by a member of the Group; and

	(ii)	there is no Security over such investment save pursuant to the Finance Documents or Security securing obligations of a member of the Group granted in favour of another member of the Group,

provided that the cash proceeds of the investments referred to in paragraphs (a) and (b) above, either through sale or redemption, are freely and immediately available and convertible into the Base Currency to be applied in repayment or prepayment of the Borrowings.

“Net Debt” means, at any time, the aggregate consolidated Borrowings of the Group from sources external to the Group, less all Cash and Cash Equivalent Investments of the Group and the then mark to market value of Liquid Investments.

“Net Interest” means, in respect of any Relevant Period, the sum of (a) the amount of interest and similar charges payable by the Group during such period less (b) the amount of interest received or receivable and any similar income of the Group during such period.

“Relevant Period” means each period of twelve months ending on the last day of the Parent Company’s financial year and each period of twelve months ending on the last day of the first half of the Parent Company’s financial year with the first such period ending on 31 December 2005.

28.2	Financial condition
The Parent Company shall ensure that:

	28.2.1	the ratio of Net Debt to EBITDA of the Group in respect of the most recently ended Relevant Period shall not, at any time, exceed 3.0:1; and

	28.2.2	the ratio of EBITDA of the Group to Net Interest in respect of the most recently ended Relevant Period shall not be less than 4.0:1.

28.3	Financial testing
	28.3.1	The financial covenants set out in Clause 28.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 27.2 (Compliance Certificate) with the first such test to be made in respect of the Relevant Period ending on 31 December 2005.

	28.3.2	If sub-clause 27.3.3 of Clause 27.3 (Requirements as to financial statements) applies (and for so long as no amendments to the contrary have been agreed pursuant to sub-clause 27.3.4 of Clause 27.3 (Requirements as to financial statements)), then the financial covenants set out in Clause 28.2 (Financial condition) shall be tested by reference to the relevant financial statements as adjusted pursuant to sub-clause 27.3.3 of Clause 27.3 (Requirements as to financial statements) (and/or relevant Compliance Certificate delivered in accordance with Clause 27.2 (Compliance Certificate)) to reflect the basis upon which the Original Financial Statements were prepared, and to the extent relevant, any other information delivered to the Facility Agent in accordance with sub-clause 27.3.3 of Clause 27.3 (Requirements as to financial statements).

29.	GENERAL UNDERTAKINGS

The undertakings in this Clause 29 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

29.1	Authorisations
Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document subject to any applicable bankruptcy, insolvency, reorganisation, moratorium and other similar laws or legal procedures affecting the enforceability of creditors’ rights generally and any other reservations set out in any of the legal opinions listed in Schedule 2 (Conditions precedent).

29.2	Compliance with laws
Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would have a Material Adverse Effect.

29.3	Negative pledge
	29.3.1	No Obligor shall (and the Parent Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

	29.3.2	No Obligor shall (and the Parent Company shall ensure that no other member of the Group will):

		(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

		(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

		(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

		(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

	29.3.3	Sub-clauses 29.3.1 and 29.3.2 above do not apply to:

		(a)	any Security (or transaction (“Quasi-Security”) described in sub-clause 29.3.2 above) created with the prior written consent of the Majority Lenders;

		(b)	any Security or Quasi-Security listed in Schedule 10 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

		(c)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting or setting-off debit and credit balances;

		(d)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

		(e)	any future title retention provisions to which a member of the Group is subject entered into in the ordinary course of trading;

		(f)	any netting or set-off arrangement entered into by any member of the Group under any treasury transaction entered into in the ordinary course of business;

		(g)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

			(i)	the Security or Quasi-Security was not created in contemplation of theacquisition of that asset by a member of the Group;

			(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

			(iii)	the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset;

		(h)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

			(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

			(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

			(iii)	the Security or Quasi-Security is removed or discharged within six months of that company becoming a member of the Group;

		(i)	any Security entered into pursuant to any Finance Document; or

		(j)	any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (a) to (h) above) does not exceed at any time US$100,000,000 (or its equivalent in another currency or currencies).

	29.3.4	Sub-clause 29.3.2 above does not apply to any Quasi-Security granted by a member of the Group in favour of another member of the Group.

29.4	Disposals
	29.4.1	No Obligor shall (and the Parent Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer, dispose by way of de-merger or otherwise dispose of any asset.

	29.4.2	Sub-clause 29.4.1 above does not apply to any sale, lease, transfer or other disposal:

		(a)	made in the ordinary course of business of the disposing entity;

		(b)	of assets in exchange for other assets which are comparable or superior as to value;

(c)	in the form of out-licensing arrangements entered into by a member of the Group in the ordinary course of trading;

(d)	of Shire Laboratories Inc.;

(e)	of obsolete assets on normal commercial terms;

(f)	of assets by one member of the Group to another member of the Group;

(g)	of cash for any purpose permitted under the Finance Documents;

(h)	of assets held by any member of the Group if such member of the Group has already contracted to dispose of such assets at the time such member of the Group is acquired;

(i)	made with the prior written consent of the Majority Lenders;

(j)	of cash by the payment of dividends and other distributions in respect of share capital permitted under the Finance Documents and which are not contrary to law;

(k)	at market value and on arm’s length terms where the higher of the market value and consideration receivable (when aggregated with the higher of the market value and consideration receivable for any other sale, lease, transfer or other disposal by the Group, other than any permitted under paragraphs (a) to (j) above) does not exceed US$250,000,000 (or its equivalent in another currency or currencies) in any financial year.

For the purpose of this Clause 29.4, “ordinary course of business” means the ordinary course of trading of the relevant entity or made as part of the day-to-day operation of the relevant entity as carried on at the date hereof or as part of any activities ancillary to the ordinary course of trading.

29.5	Change of business
The Parent Company shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement.

29.6	Insurance
Each Obligor shall (and the Parent Company shall ensure that each member of the Group will) maintain material insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business (and each member of the Group may maintain insurances with a captive insurer for this purpose).

29.7	Loans and Guarantees
	29.7.1	No Obligor shall (and the Parent Company shall ensure that no member of the Group will) make any loans or grant any credit.

	29.7.2	Sub-clause 29.7.1 above does not apply to:

		(a)	loans existing at the date of this Agreement and listed in Schedule 11 (Existing Loans) to the Agreement except to the extent the principal amount of the loans exceeds the amount stated in that Schedule;

		(b)	trade credit in the ordinary course of trading;

		(c)	loans to directors or employees in the ordinary course of business not exceeding US$10,000,000 in aggregate;

		(d)	loans or credit made by one member of the Group to another member of the Group;

		(e)	loans entered into pursuant to any Finance Documents;

		(f)	loans or credit made with the consent of the Majority Lenders; and

		(g)	loans or credit the principal amount of which (when aggregated with the principal amount of any other loans given by any member of the Group other than any permitted under paragraphs (a) to (f) above) does not exceed US$50,000,000 (or its equivalent in another currency or currencies).

29.8	Financial Indebtedness
	29.8.1	No Obligor shall (and the Parent Company shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

	29.8.2	Sub-clause 29.8.1 above does not apply to:

		(a)	any Financial Indebtedness incurred under the Finance Documents;

		(b)	any Existing Financial Indebtedness and any refinancing thereof (to the extent the aggregate amount outstanding is not increased as a result of or pursuant to the refinancing);

		(c)	trade credit in the ordinary course of trading;

		(d)	Financial Indebtedness arising under loans made by one member of the Group to another member of the Group;

		(e)	any debt capital market issue to the extent the Debt Proceeds are applied in prepayment and cancellation of the Facilities pursuant to sub-clause 12.2.2 of Clause 12.2 (Mandatory prepayment and Cancellation out of certain proceeds);

		(f)	a derivative transaction entered into in the ordinary course of treasury operations and not for speculative purposes;

		(g)	Financial Indebtedness incurred with the consent of the Majority Lenders; and

		(h)	other Financial Indebtedness, the principal amount of which (when aggregated with the principal amount of any other Financial Indebtedness incurred by any member of the Group other than any permitted under paragraphs (a) to (g)

above) does not, at any time, exceed US$100,000,000 (or its equivalent in another currency or currencies).

29.9	Compliance with ERISA
No Obligor shall:

	29.9.1	allow, or permit any of its ERISA Affiliates to allow, (i) any Employee Plan with respect to which any U.S. Obligor or any of its ERISA Affiliates may have any liability to be voluntarily terminated, (ii) any U.S. Obligor or ERISA Affiliates to withdraw from any Employee Plan, (iii) any ERISA Event to occur with respect to any Employee Plan, or (iv) any unwaived Accumulated Funding Deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) to exist involving any of its Employee Plans; to the extent that any of the events described in (i), (ii), (iii) or (iv), singly or in the aggregate, could have a Material Adverse Effect;

	29.9.2	allow, or permit any of its ERISA Affiliates to allow the aggregate amount of any Unfunded Pension Liabilities among all Employee Plans (taking into account only Employee Plans with Unfunded Pension Liabilities existing at the time) at any time to exceed an amount which would be reasonably likely to have a Material Adverse Effect;

	29.9.3	fail, or permit any of its ERISA Affiliates to fail, to comply in any material respect with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect; or

	29.9.4	establish or become part of a Multiemployer Plan.

29.10	New Holdco
	29.10.1	The Finance Parties hereby consent to the Company and any other member of the Group entering into the Holding Company Scheme provided that New Holdco accedes as a Guarantor to this Agreement in accordance with Clause 32.4 (Additional Guarantors) immediately upon completion of the Holding Company Scheme.

	29.10.2	The Finance Parties shall enter into such consent documentation as the Company or New Holdco shall reasonably require consenting to the reduction of share capital and/or share premium account of New Holdco for the purpose of ensuring that the reserve arising upon such reduction shall constitute a distributable reserve.

30.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 30 is an Event of Default (subject to, in the case of an Events of Default relating to the Acquisition of Transkaryotic and its Subsidiaries, the remedy period referred to in Clause 30.14 (Clean up period)).

30.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

	30.1.1	its failure to pay is caused by administrative or technical error; and

	30.1.2	payment is made within 5 Business Days of its due date.

30.2	Financial covenants
Any requirement of Clause 28 (Financial covenants) is not satisfied.

30.3	Other obligations
	30.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 30.1 (Non-payment) and Clause 30.2 (Financial covenants)).

	30.3.2	No Event of Default under sub-clause 30.3.1 above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the Facility Agent giving notice to the Parent Company or the Parent Company becoming aware of the failure to comply.

30.4	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and which, if the circumstances giving rise to the misrepresentation or the misrepresentation are capable of remedy, are not remedied within 20 Business Days of the Facility Agent giving notice to the Parent Company or the Parent Company becoming aware of the misrepresentation.

30.5	Cross default
	30.5.1	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

	30.5.2	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

	30.5.3	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

	30.5.4	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

	30.5.5	No Event of Default will occur under this Clause 30.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within sub- clauses 30.5.1 to 30.5.4 above is less than US$50,000,000 (or its equivalent in any other currency or currencies).

30.6	Insolvency
	30.6.1	A Material Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

	30.6.2	The value of the assets of any Material Company is less than its liabilities (taking into account contingent and prospective liabilities).

	30.6.3	A moratorium is declared in respect of any indebtedness of any Material Company.

30.7	Insolvency proceedings
	30.7.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company other than a solvent liquidation or reorganisation of any Material Company which is not an Obligor;

(b) a composition, compromise, assignment or arrangement with any creditor of any Material Company;

(c) the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Company which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Material Company or any of its assets; or

(d) enforcement of any Security over any assets of any Material Company,

or any analogous procedure or step is taken in any jurisdiction.

	30.7.2	Notwithstanding paragraphs (a) to (d) above, an Event of Default will occur under this Clause 30.7 only if in the case of a petition being presented or an application made for the appointment of a liquidator or administrator, it is not discharged within 21 days.

30.8	Creditors’ process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Material Company which has an aggregate value of not less than US$10,000,000.

30.9	Ownership of the Obligors
An Obligor (other than a Parent Company) is not or ceases to be a Subsidiary of the Parent Company.

30.10	Unlawfulness
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

30.11	Repudiation
An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

30.12	Material adverse change
	30.12.1	A material adverse change in the business, operations, assets or financial condition of the Group, considered as a whole, which is likely to have a material adverse effect on the ability of the Obligors, taken as a whole, or the Parent Company to meet their respective payment obligations under this Agreement.

	30.12.2	For the purpose of a determination in respect of sub-clause 30.12.1 above, the following events and information will be considered not to have a material adverse effect described under sub-clause 30.12.1 above:

(a) any litigation, arbitration, administrative or regulatory proceedings disclosed in the 10-Q and 10-K statements of the Company or Transkaryotic most recently filed with the SEC prior to the date of this Agreement;

(b) the results of the clinical trial evaluating the use of a product of Transkaryotic, Iduronate-2-Sulfatase, to be used for the treatment of Hunter Syndrome, entitled “Assessment of I2S in MPSII” to be announced following the date of this Agreement; or

(c) completion of the Acquisition,

and for the avoidance of doubt, a product coming off patent or orphan designation in the normal course of its life cycle (including the financial effects thereof) shall not constitute a material adverse change under this Clause 30.12.

30.13	Employee Plans
Any ERISA Event shall have occurred or Clause 29.9 (Compliance with ERISA) shall be breached, and the liability of a U.S. Obligor or its ERISA Affiliates, either individually or in the aggregate, related to such ERISA Event or breaches, individually or when aggregated with all other ERISA Events and all such breaches, would have or would be reasonably expected to have a Material Adverse Effect.

30.14	Clean up period
For a period of 90 days from (and including) the date a member of the Group becomes the owner of record of the shares the subject of the Acquisition, an event which would otherwise constitute a Default or an Event of Default but for this Clause 30.14 (Clean up period) will not constitute an Event of Default, provided that:

	30.14.1	it is an event which is capable of remedy; and

	30.14.2	that event relates to Transkaryotic and/or its Subsidiaries.

30.15	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent Company:

	30.15.1	cancel the Total Commitments whereupon they shall immediately be cancelled;

30.15.2	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

30.15.3	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

If an Event of Default under Clause 30.7 (Insolvency Proceedings) shall occur in respect of any U. S. Obligor as a result of the filing by or against such U.S. Obligor of a petition for relief under the United States Bankruptcy Code, then without notice to such U.S. Obligor or any other act by the Facility Agent or any other person, the Loans to such U.S. Obligor, interest thereon and all other amounts owed by such U.S. Obligor under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

SECTION 9
CHANGES TO PARTIES

31.	CHANGES TO THE LENDERS

31.1	Assignments and transfers by the Lenders
Subject to this Clause 31, a Lender (the “Existing Lender”) may:

	31.1.1	assign any of its rights; or

	31.1.2	transfer by novation any of its rights and obligations,

to another bank or financial institution (the “New Lender”) provided that:

	31.1.3	any Revolving Lender which transfers all or any part of its Revolving Commitment shall in addition transfer or procure its Affiliate to transfer, as the case may be, a pro rata proportion of its or its Affiliate’s Swingline Commitment (if any); and

	31.1.4	any Swingline Lender which transfers all or any part of its Available Swingline Commitment shall in addition transfer or procure its Affiliate to transfer, as the case may be, a pro rata portion of its or its Affiliate’s Revolving Commitment (if any).

31.2	Conditions of assignment or transfer
	31.2.1	A transfer of part of a Commitment or the rights and obligations under this Agreement by the Existing Lender must be in a minimum amount of US$10,000,000.

	31.2.2	The consent of the Parent Company is required for an assignment or transfer by an Existing Lender, unless:

(a) the assignment or transfer is to another Lender or an Affiliate of a Lender; or

(b) at the time of the assignment or transfer, an Event of Default has occurred and is continuing.

	31.2.3	The consent of the Parent Company to an assignment or transfer must not be unreasonably withheld or delayed. The Parent Company will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Parent Company within that time.

	31.2.4	An assignment will only be effective on:

(a) receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;

(b) performance by the relevant Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which that Agent shall promptly notify to the Existing Lender and the New Lender; and

		(c)	entry by the New Lender into a Confidentiality Undertaking with the Parent Company.

	31.2.5	A transfer will only be effective if the procedure set out in Clause 31.5 (Procedure for transfer) is complied with and if the New Lender has, prior to the Transfer Date, entered into a Confidentiality Undertaking with the Parent Company.

	31.2.6	If:

		(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

		(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 20 (Tax gross-up and indemnities) or Clause 21 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

31.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of US$1,750.

31.4	Limitation of responsibility of Existing Lenders
	31.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

		(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

		(b)	the financial condition of any Obligor;

		(c)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

		(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

	31.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

		(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

		(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

	31.4.3	Nothing in any Finance Document obliges an Existing Lender to:

		(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 31; or

		(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

31.5	Procedure for transfer
	31.5.1	Subject to the conditions set out in Clause 31.2 (Conditions of assignment or transfer) a transfer is effected in accordance with sub-clause 31.5.3 below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to sub-clause 31.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

	31.5.2	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is reasonably satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

	31.5.3	On the Transfer Date:

		(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

		(b)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(c) the Facility Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d) the New Lender shall become a Party as a “Lender”.

31.6	Copy of Transfer Certificate to Parent Company
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Parent Company a copy of that Transfer Certificate.

31.7	Disclosure of information
Any Lender may disclose to any of its Affiliates and any other person:

	31.7.1	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

	31.7.2	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

	31.7.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to sub-clauses 31.7.1 and 31.7.2 above, the person to whom the information is to be given has entered into a Confidentiality Undertaking with that Lender prior to the disclosure of the information the subject of the Confidentiality Undertaking.

32.	CHANGES TO THE OBLIGORS

32.1	Assignment and transfers by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

32.2	Additional Borrowers
	32.2.1	Subject to compliance with the provisions of sub-clauses 27.6.3 and 27.6.4 of Clause 27.6 (“Know your customer” checks), the Parent Company may request that any of its Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(a) all the Lenders approve the addition of that Subsidiary (which approval is not to be unreasonably withheld) other than in the case of a Subsidiary incorporated in the United Kingdom or the United States of America, in which case no approval by the Lenders is required;

		(b)	the Parent Company delivers to the Facility Agent a duly completed and executed Accession Letter;

		(c)	the Parent Company confirms that no Default is continuing or will occur as a result of that Subsidiary becoming an Additional Borrower; and

		(d)	the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent, acting reasonably.

	32.2.2	The Facility Agent shall notify the Parent Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

32.3	Resignation of a Borrower
	32.3.1	The Parent Company may request that a Borrower (other than the Parent Company) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

	32.3.2	The Facility Agent shall accept a Resignation Letter and notify the Parent Company and the Lenders of its acceptance if:

		(a)	no Default is continuing or will result from the acceptance of the Resignation Letter (and the Parent Company has confirmed this is the case); and

		(b)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

32.4	Additional Guarantors
	32.4.1	Subject to compliance with the provisions of sub-clauses 27.6.3 and 27.6.4 of Clause 27.6 (“Know your customer” checks), the Parent Company may request that any of its Subsidiaries (or the Company may request that New Holdco, as the case may be) become an Additional Guarantor. That Subsidiary (or New Holdco, as the case may be) shall become an Additional Guarantor if:

		(a)	the Parent Company (or the Company, in the case of New Holdco) delivers to the Facility Agent a duly completed and executed Accession Letter; and

		(b)	the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance reasonably satisfactory to the Facility Agent.

	32.4.2	The Facility Agent shall notify the Parent Company (or the Company, in the case of New Holdco) and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

32.5	Repetition of Representations
Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary (or New Holdco, as the case may be) that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

32.6	Resignation of a Guarantor
	32.6.1	The Parent Company may request that a Guarantor (other than the Parent Company) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter.

	32.6.2	The Facility Agent shall accept a Resignation Letter and notify the Parent Company and the Lenders of its acceptance if:

(a) no Default is continuing or will result from the acceptance of the Resignation Letter (and the Parent Company has confirmed this is the case); and

(b) (other than in relation to the resignation of the Company as a guarantor) all the Lenders have consented to the Parent Company’s request.

SECTION 10
THE FINANCE PARTIES

33.	ROLE OF THE AGENT AND THE ARRANGER

33.1	Appointment of the Agent
	33.1.1	Each other Finance Party appoints each of the Agents to act as its agent under and in connection with the Finance Documents.

	33.1.2	Each other Finance Party authorises each Agent to exercise the rights, powers, authorities and discretions specifically given to that Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

33.2	Duties of the Agent
	33.2.1	An Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

	33.2.2	Except where a Finance Document specifically provides otherwise, an Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

	33.2.3	If an Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

	33.2.4	If an Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agents or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

	33.2.5	Each Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

33.3	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

33.4	No fiduciary duties
	33.4.1	Nothing in this Agreement constitutes any Agent or the Arranger as a trustee or fiduciary of any other person.

	33.4.2	Neither an Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

33.5	Business with the Group
An Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

33.6	Rights and discretions of the Agent
	33.6.1	An Agent may rely on:

(a) any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

	33.6.2	An Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 30.1 (Non-payment));

(b) any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c) any notice or request made by the Parent Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

	33.6.3	An Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

	33.6.4	An Agent may act in relation to the Finance Documents through its personnel and agents.

	33.6.5	An Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

	33.6.6	Notwithstanding any other provision of any Finance Document to the contrary, neither an Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

33.7	Majority Lenders’ instructions
	33.7.1	Unless a contrary indication appears in a Finance Document, each Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

	33.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

	33.7.3	an Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

	33.7.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

	33.7.5	An Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

33.8	Responsibility for documentation
Neither an Agent nor the Arranger:

	33.8.1	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

	33.8.2	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

33.9	Exclusion of liability
	33.9.1	Without limiting sub-clause 33.9.2 below, an Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

	33.9.2	No Party (other than an Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

	33.9.3	No Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

	33.9.4	Nothing in this Agreement shall oblige an Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

33.10	Lenders’ indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

33.11	Resignation of the Agent
	33.11.1	An Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Parent Company.

	33.11.2	Alternatively an Agent may resign by giving notice to the other Finance Parties and the Parent Company, in which case the Majority Lenders (after consultation with the Parent Company) may appoint a successor Agent.

	33.11.3	If the Majority Lenders have not appointed a successor Agent in accordance with sub-clause 33.11.2 above within 30 days after notice of resignation was given, the Agent (after consultation with the Parent Company) may appoint a successor Agent.

	33.11.4	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

	33.11.5	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

	33.11.6	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 33. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

	33.11.7	After consultation with the Parent Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with sub-clause 33.11.2 above. In this event, the Agent shall resign in accordance with sub-clause 33.11.2 above.

33.12	Confidentiality
	33.12.1	In acting as agent for the Finance Parties, each Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

	33.12.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

33.13	Relationship with the Lenders
	33.13.1	Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

	33.13.2	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 5 (Mandatory Cost formulae).

33.14	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

	33.14.1	the financial condition, status and nature of each member of the Group;

	33.14.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

	33.14.3	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

	33.14.4	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

33.15	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Parent Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

33.16	Agent’s Management Time
Any amount payable to an Agent under Clause 22.3 (Indemnity to the Facility Agent), Clause 24 (Costs and expenses) and Clause 33.10 (Lenders’ indemnity to the Agent) shall include thecost of utilising the Agent’s extraordinary management time or other extraordinary resources not contemplated at the date of this Agreement (in connection with any Default, any request for or granting of a waiver or consent, or amendment to a Finance Document or the preservation or enforcement of any right arising under the Finance Documents) and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Parent Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 19 (Fees).

33.17	Deduction from amounts payable by the Agent
If any Party owes an amount to an Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

33.18	USA Patriot Act
Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identity such Obligor in accordance with the USA Patriot Act.

34.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

	34.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

	34.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

	34.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

35.	SHARING AMONG THE FINANCE PARTIES

35.1	Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 36 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

	35.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the relevant Agent;

	35.1.2	that Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 36 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

	35.1.3	the Recovering Finance Party shall, within three Business Days of demand by that Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 36.5 (Partial payments).

35.2	Redistribution of payments
The relevant Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 36.5 (Partial payments).

35.3	Recovering Finance Party’s rights
	35.3.1	On a distribution by an Agent under Clause 35.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

	35.3.2	If and to the extent that the Recovering Finance Party is not able to rely on its rights under sub-clause 33.3.1 above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

35.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

	35.4.1	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 35.2 (Redistribution of payments) shall, upon request of the relevant Agent, pay to that Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

	35.4.2	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

35.5	Exceptions
	35.5.1	This Clause 35 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

	35.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

36.	PAYMENT MECHANICS

36.1	Payments to each Agent
	36.1.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the relevant Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the relevant Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

	36.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the relevant Agent specifies.

36.2	Distributions by the Agent
Each payment received by an Agent under the Finance Documents for another Party shall, subject to Clause 36.3 (Distributions to an Obligor), Clause 36.4 (Clawback) and Clause 33.17 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

36.3	Distributions to an Obligor
An Agent may (with the consent of the Obligor or in accordance with Clause 37 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

36.4	Clawback
	36.4.1	Where a sum is to be paid to an Agent under the Finance Documents for another Party, an Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

	36.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

36.5	Partial payments
	36.5.1	If an Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a) first, in or towards payment pro rata of any unpaid fees, costs and expenses of each Agent and the Arranger under the Finance Documents;

(b) secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c) thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

	36.5.2	An Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a) to (d) of sub-clause 36.5.1 above.

	36.5.3	Sub-clauses 36.5.1 and 36.5.2 and above will override any appropriation made by an Obligor.

36.6	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

36.7	Business Days
	36.7.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

	36.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

36.8	Currency of account
	36.8.1	Subject to sub-clauses 36.8.2 to 36.8.5 below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

	36.8.2	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

	36.8.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

	36.8.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

	36.8.5	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

36.9	Change of currency
	36.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Parent Company); and

(b) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

	36.9.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Parent Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

37.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

38.	NOTICES

38.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

38.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

	38.2.1	in the case of the Company, that identified with its name below;

	38.2.2	in the case of each Lender or any other Original Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

	38.2.3	in the case of an Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

38.3	Delivery
	38.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a) if by way of fax, when received in legible form; or

(b) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 38.2 (Addresses), if addressed to that department or officer.

	38.3.2	Any communication or document to be made or delivered to an Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

	38.3.3	All notices from or to an Obligor shall be sent through an Agent.

	38.3.4	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

38.4	Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 38.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

38.5	Electronic communication
	38.5.1	Any communication to be made between an Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if that Agent and the relevant Lender:

(a) agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b) notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

		(c)	notify each other of any change to their address or any other such information supplied by them.

	38.5.2	Any electronic communication made between an Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to that Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

38.6	English language
	38.6.1	Any notice given under or in connection with any Finance Document must be in English.

	38.6.2	All other documents provided under or in connection with any Finance Document must be:

		(a)	in English; or

		(b)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

39.	CALCULATIONS AND CERTIFICATES

39.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

39.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest or proven error, prima facie evidence of the matters to which it relates.

39.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

40.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

41.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

42.	AMENDMENTS AND WAIVERS

42.1	Required consents
	42.1.1	Subject to Clause 42.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

	42.1.2	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

42.2	Exceptions
	42.2.1	An amendment or waiver that has the effect of changing or which relates to:

		(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

		(b)	an extension to the date of payment of any amount under the Finance Documents;

		(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

		(d)	an increase in or an extension of any Commitment;

		(e)	a change to the Borrowers or Guarantors other than in accordance with Clause 32 (Changes to the Obligors);

		(f)	any provision which expressly requires the consent of all the Lenders; or

		(g)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 31 (Changes to the Lenders) or this Clause 42,

shall not be made without the prior consent of all the Lenders.

	42.2.2	An amendment or waiver which relates to the rights or obligations of an Agent or the Arranger may not be effected without the consent of that Agent or the Arranger.

43.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

44.	GOVERNING LAW

This Agreement is governed by English law.

45.	ENFORCEMENT

45.1	Jurisdiction
	45.1.1	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

	45.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

45.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

	45.2.1	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

	45.2.2	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

45.3	Waiver of jury trial
Each of the parties to this Agreement irrevocably waives trial by jury in any action or proceeding with respect to this Agreement or any of the Finance Documents.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL PARTIES

Part I
The Original Obligors

Name of Original Borrower	Registration number (or	Country / state of
	equivalent, if any)	incorporation

Shire Pharmaceuticals Group plc	2883758	England

Shire Global Finance Limited	5418960	England

Shire Holdings Europe Limited	3158354	England

Shire Pharmaceuticals Ireland Limited	349143	Republic of Ireland

Sparta Acquisition Corporation	3955078	Delaware, USA

Shire Holdings US AG	3142633	Delaware, USA

Shire LLC	0575739	Kentucky, USA

Name of Original Guarantor	Registration number (or	Country / state of
	equivalent, if any)	incorporation

Shire Pharmaceuticals Group plc	2883758	England

Part II
The Original Revolving Lenders

Name of Original Revolving	Facility A	Facility B	Facility Office
Lender	Commitment	Commitment

ABN AMRO Bank N.V.	US$100,000,000	US$60,000,000	250 Bishopsgate,
London EC2M
4AA

Barclays Bank PLC	US$100,000,000	US$60,000,000	5 The North
Colonnade, Canary
Wharf, London
E14 4BB

Citibank International Plc	US$100,000,000	US$60,000,000	Citigroup Centre,
25 Canada Square,
Canary Wharf,
London E14 5LB

HSBC Bank plc	US$100,000,000	US$60,000,000	8 Canada Square
London
E14 5HQ

The Royal Bank of Scotland	US$100,000,000	US$60,000,000	135 Bishopsgate
plc			London
EC2M 3UR

Part III
The Original Dollar Swingline Lenders

Name of Original Dollar	Swingline Commitment	Facility Office
Swingline Lender

ABN AMRO Bank N.V.	US$50,000,000	540 West Madison Street,
Suite 2621 Chicago, IL
60661

Barclays Bank PLC	US$50,000,000	c/o Barclays Group Inc.,
Client Services Unit as US
Dollar Funding
Administrator, 11th Floor,
222 Broadway, New York,
NY 10038 USA

Citicorp USA, Inc.	US$50,000,000	2 Penns Way
New Castle DE. 19720
USA

HSBC Bank plc	US$50,000,000	8 Canada Square
London
E14 5HQ

The Royal Bank of Scotland plc	US$50,000,000	101 Park Avenue,
12th Floor
New York, NY
10178

Part IV
The Original Euro Swingline Lenders

Name of Original Euro	Swingline Commitment	Facility Office
Swingline Lender

ABN AMRO Bank N.V.	US$50,000,000	250 Bishopsgate, London
EC2M 4AA

Barclays Bank PLC	US$50,000,000	5 The North Colonnade,
Canary Wharf, London E14
4BB

Citibank International Plc	US$50,000,000	Citigroup Centre, 25 Canada

Square, Canary Wharf,
London E14 5LB

HSBC Bank plc	US$50,000,000	8 Canada Square
London
E14 5HQ

The Royal Bank of Scotland plc	US$50,000,000	135 Bishopsgate,
London
EC2M 3UR

SCHEDULE 2
CONDITIONS PRECEDENT

Part I
Conditions precedent to initial Utilisation

1.	Original Obligors

	(a)	A copy of the constitutional documents of each Original Obligor.

	(b)	A copy of a good standing certificate (including verification of tax status) with respect to each U.S. Obligor, issued as of a recent date by the Secretary of State or other appropriate official of each U.S. Obligor’s jurisdiction of incorporation or organisation.

	(c)	A copy of a resolution of the board of directors (or a duly appointed committee of the board of directors) of each Original Obligor:

(i) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

	(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

	(e)	A certificate of the Company (signed by a director or other authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

	(f)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

	(a)	A legal opinion of Clifford Chance LLP legal advisers to the Arranger and the Agents in England.

	(b)	If an Original Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger and Agents or the Company, as the case may be, in the relevant jurisdiction.

3.	Other documents and evidence

	(a)	Duly executed Fee Letters and this Agreement.

	(b)	Evidence that any agent for service of process referred to in Clause 45.2 (Service of process), if not an Original Obligor, has accepted its appointment.

	(c)	The Original Financial Statements and interim financial statements of the Company.

	(d)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 19 (Fees) and Clause 24 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

	(e)	Evidence that the date of completion of the Acquisition will fall on or before the first Utilisation and, in any event, will fall no later than 31 December 2005.

	(f)	Any information that is requested by a Finance Party (acting reasonably) to ensure compliance with applicable “Know Your Customer” requirements.

	(g)	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be reasonably necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Part II
Conditions precedent required to be
delivered by an Additional Obligor

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a good standing certificate (including verification of tax status) with respect to each U.S. Obligor, issued as of a recent date by the Secretary of State or other appropriate official of each U.S. Obligor’s jurisdiction of incorporation or organisation.

4.	A copy of a resolution of the board of directors (or a duly appointed committee of the board of directors) of the Additional Obligor:

(a) approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b) authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	A certificate of the Additional Obligor (signed by a director or other authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be reasonably necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited financial statements of the Additional Obligor.

10.	A legal opinion of [ ], legal advisers to the Arranger and the Agents in England.

11.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger and the Agents or the Parent Company, as the case may be, in the jurisdiction in which the Additional Obligor is incorporated.

12.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the agent for service of process specified in Clause 45.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

SCHEDULE 3
REQUESTS

Part I
Utilisation Request - Revolving Loan

From:[Borrower]

To:[Facility Agent]

Dated:

Dear Sirs

Shire Pharmaceuticals Group plc – US$ 800,000,000 Multi-Currency Revolving Facilities
Agreement dated [ ] 2005 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B]*

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

......................................
authorised signatory for
[name of relevant Borrower]

* delete as appropriate

Part II
Utilisation Request - Swingline Loan

From:[Borrower]

To:[Swingline Agent]

Dated:

Dear Sirs

Shire Pharmaceuticals Group plc – US$ 800,000,000 Multi-Currency Revolving Facilities
Agreement dated [ ] 2005 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Swingline Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Swingline Facility

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 6.4 (Swingline Lenders’ participation) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Swingline Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

......................................
authorised signatory for
[name of relevant Borrower]

Part III
Selection Notice

Applicable to a Term-Out Loan

From:	[Borrower] [Parent Company]*
To:	[Facility Agent]

Dated:

Dear Sirs

Shire Pharmaceuticals Group plc – US$ 800,000,000 Multi-Currency Revolving Facilities
Agreement dated [        ] 2005 (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Term-Out Loan[s] with an Interest Period ending on [ ].

3.	We request that the next Interest Period for the above Term-Out Loan[s] is [ ].

4.	This Selection Notice is irrevocable.

Yours faithfully

......................................
authorised signatory for
[the Parent Company on behalf of] [insert name of Relevant Borrower]

SCHEDULE 4
TERM-OUT REQUEST

To:

From:

Dated:

Shire Pharmaceuticals Group plc – US$ 800,000,000 Multi-Currency Revolving Facilities
Agreement dated [        ] 2005 (the “Agreement”)

1.	We refer to the Agreement. Terms defined in the Agreement have the same meaning when used in this request.

2.	We hereby give you notice that we wish the Lenders to *[make a Term-Out Loan] and/or [convert an existing Facility B Loan into a Term-Out Loan] under Facility B as follows:-

(a) Currency ...............................................................

(b) Amount of the Facility B undrawn to be utilised on the Term-Out Date ............................................................................

(c) Amount(s) of any existing Facility B Loans to be converted on the Term-Out Date ............................................................................

3.	We confirm that, as at the date of this Term-Out Request, each condition specified in [Clause [15.2 (Conversion of a Term-Out Loan)]] / [Clause 15.3 (Conversion of Undrawn Commitment)] is satisfied on the date of this Term-Out Request.

4.	The proceeds of this Term-Out Request should be credited to [insert account details].

Yours faithfully

For and on behalf of

* Delete as appropriate.

SCHEDULE 5
MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a) in relation to a sterling Loan:

	AB + C( B – D) + E × 0.01	per cent. per annum
100 – (A +C )

(b)	in relation to a Loan in any currency other than sterling:

E × 0.01	per cent. per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in sub-clause 16.3.1 of Clause 16.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

	(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

	(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

	(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

	(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

	(a)	the jurisdiction of its Facility Office; and

	(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Facility Agent may from time to time, after consultation with the Parent Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions), such changes being consistent with any generally accepted conventions and market practice in the Relevant Interbank Market, and any such determination shall, in the absence of manifest or proven error, be conclusive and binding on all Parties.

SCHEDULE 6
 FORM OF TRANSFER CERTIFICATE
To: [ ] as Facility Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Shire Pharmaceuticals Group plc – US$ 800,000,000 Multi-Currency Revolving Facilities
Agreement dated [       ] 2005 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 31.5 (Procedure for transfer):

	(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 31.5 (Procedure for transfer).

	(b)	The proposed Transfer Date is [ ].

	(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 38.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in sub-clause 31.4.3 of Clause 31.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms that [it is a Qualifying Lender] [it is not a Qualifying Lender].[1]

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

1 Delete as applicable

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [        ].

[Facility Agent]

By:

SCHEDULE 7
FORM OF ACCESSION LETTER

To:[   ] as Facility Agent

From:[Subsidiary]/[New Holdco] and [Company]

Dated:

Dear Sirs

Shire Pharmaceuticals Group plc – US$ 800,000,000 Multi-Currency Revolving Facilities
Agreement dated [       ] 2005 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary]/[New Holdco] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [32.2 (Additional Borrowers)]/[Clause 32.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s]/[New Holdco’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by a deed.]

[Company]	[Subsidiary]/[New Holdco]

SCHEDULE 8
FORM OF RESIGNATION LETTER

To:[  ] as Facility Agent

From:[resigning Obligor] and [Company]

Dated:

Dear Sirs

Shire Pharmaceuticals Group plc – US$ 800,000,000 Multi-Currency Revolving Facilities
Agreement dated [       ] 2005 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 32.3 (Resignation of a Borrower)]/[Clause 32.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that:

	(a)	no default is continuing or would result from the acceptance of this request; and

	(b)	[ ]

4.	This Resignation Letter is governed by English law.

[Company]	[Subsidiary]

By:	By:

SCHEDULE 9
FORM OF COMPLIANCE CERTIFICATE

To: [ ] as Facility Agent

From:[Company]

Dated:

Dear Sirs

Shire Pharmaceuticals Group plc – US$ 800,000,000 Multi-Currency Revolving Facilities
Agreement dated [      ] 2005 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[insert details of financial covenants and whether the Borrower is in compliance with those covenants]

3.	[We confirm that no Default is continuing.]

Signed: ……………………	……………………
Director	Director
of	Of
[Company]	[Company]

[insert applicable certification language]

…………………….
[for and on behalf of
[name of auditors of the Company]]

SCHEDULE 10
EXISTING SECURITY

Name of member of the	Security	Total Principal Amount of
Group		Indebtedness Secured

Shire LLC	Money Market Fund Account	US$15,400,000
with STI Classic Funds,
collateral against equipment
leases

SPG Insurance Company Ltd.	Liquidity Fund account with	US$15,000,000
Barclays Global Investors,
collateral against Letter of
Credit issued by Barclays in
favour of Zurich Insurance

Shire Italy S.p.A.	Deposit Collateral for car	EUR200,000
leasing arrangement

Shire Pharmaceuticals Iberia	Deposit Collateral against	EUR113,013
SL	miscellaneous rental, lease and
other obligations

Shire France S.A.	Deposit Collateral against	EUR97,801
office rent and sub-contractor
obligations

Shire Deutschland GmbH &	Deposit Collateral against	EUR17,919
Co. KG	office rent obligations

Shire Holdings AG	Deposit Collateral against	CHF10,699
office rent obligations

Shire BioChem Inc.	Security over subscriptions	US$60,000,000
receipts in ID Biomedical (or
cash received) held by Shire
Holdings Europe Ltd. over
intercompany loan

Transkaryotic or any of its	Marketable Securities totalling	US$7,839,000
Subsidiaries	US$7,839,000 collateral for
letters of credit over lease
obligations

SCHEDULE 11
EXISTING LOANS

Name of member of the	Loan	Total Principal Amount of
Group		Existing Loans

Shire LLC	Loan Facility between Shire	US$100,000,000
LLC and ID Biomedical
Corporation

SCHEDULE 12
EXISTING FINANCIAL INDEBTEDNESS

Name of member of the	Financial Indebtedness	Total Principal Amount of
Group		Existing Financial
Indebtedness

Shire Finance Ltd.	US$400,000,000 2%	US$400,000,000 principal
	Convertible Notes due 2011	amount and US$116,000
outstanding amount

Shire Pharmaceuticals Inc.	Counter Indemnity from Shire	US$68,824
Pharmaceuticals Inc. to PNC
Bank, NA for US$68,824
Stand-by Letter of Credit ref:
18101044-00-000 in favour of
Tredyffrin Township

SPG Insurance Company Ltd.	Liquidity Fund account with	US$15,000,000
Barclays Global Investors,
collateral against Letter of
Credit issued by Barclays in
favour of Zurich Insurance

Transkaryotic	US$100,000,000 1.25%	US$100,000,000
Convertible Notes due 2011

Transkaryotic or any of its	Marketable Securities totalling	US$7,839,000
Subsidiaries	US$7,839,000 collateral for
letters of credit over lease
obligations

SCHEDULE 13
FORM OF CONFIDENTIALITY UNDERTAKING

CONFIDENTIALITY AGREEMENT

DATED:                       2005

PARTIES:

(1)    [  ] (“Discloser”); and

(2)     [  ] (“Recipient”).

RECITALS

The Discloser is willing to disclose to the Recipient and the Recipient wishes to receive certain Confidential Information (as defined below) for the Purpose (as defined below) on the terms and conditions set out in this Agreement.

OPERATIVE PROVISIONS

1.	DEFINITIONS

1.1	In this Agreement:

	Affiliates	means any company or other entity which directly or indirectly controls, is controlled by or is under common control with a Party, where ‘control’ means the ownership of more than 50% of the issued share capital or other equity interest or the legal power to direct or cause the direction of the general management and policies of such Party, company or other entity;

	Confidential Information	means all information, data and any other material relating to Shire’s and its Affiliates’ business, projects or products, being information:

(i)	disclosed by the Discloser or its Representatives to the Recipient or its Representatives or acquired directly or indirectly from the Discloser or its Representatives by the Recipient or its Representatives in each case for the purposes of or in connection with the Purpose and whether in written, electronic, oral, visual or other form;

(ii)	generated by way of any analysis, compilations, data studies or other documents prepared by the Recipient or its Representatives containing,

reflecting or based in whole or in part on information referred to in (i) above; and

(iii)	regarding the existence, nature or status of any discussions between the Parties or their Representatives with respect to the Purpose, including the existence and terms of this Agreement;

Confidential Information shall not include information, data and any other material that:

(a) is public knowledge at the time of disclosure under this Agreement or which subsequently becomes public knowledge (other than as a result of a breach of this Agreement or other fault on the part of the Recipient or its Representatives); or

(b) was lawfully in the possession of the Recipient or its Representatives prior to its disclosure under this Agreement or which subsequently comes into its or their possession from a third party (to the best of its or their knowledge having made due enquiry, otherwise than in breach of any obligation of confidentiality owed to the Discloser or its Representatives, either directly or indirectly);

Party and Parties	means respectively the Discloser or the Recipient or, as the case may be, both such parties;

Purpose	means the use of the Confidential Information to allow [the Parties to discuss the possibility of the Recipient acquiring] / [the Recipient to acquire][2] an interest in a financial facility to Shire;

Representatives	means the Affiliates of each Party and the directors, officers, employees, agents, representatives, attorneys and advisors of each Party and each Party’s Affiliates; and

Shire	means Shire Pharmaceuticals Group plc, a company incorporated in England and Wales registered number 2883758, whose registered office is at Hampshire International Business Park, Chineham, Basingstoke, RG24 8EP.

2 Delete as appropriate

1.2	In this Agreement, unless the context otherwise requires:

	1.2.1	references to “persons” includes individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

	1.2.2	the headings are inserted for convenience only and do not affect the construction of the Agreement;

	1.2.3	references to one gender includes both genders; and

	1.2.4	a “Party” includes references to that party’s successors and permitted assigns.

2.	USE AND NON-DISCLOSURE

2.1	Subject to the terms of this Agreement, in consideration of the disclosure of the Confidential Information by or on behalf of the Discloser to the Recipient or its Representatives, the Recipient undertakes:

	2.1.1	not to use the Confidential Information nor allow it to be used by its Representatives for any purpose other than the Purpose and to cease to use it upon request by the Discloser;

	2.1.2	to treat and maintain the Confidential Information in strict confidence and not to directly or indirectly communicate or disclose it in any way to any other person without the Discloser’s express prior written consent, except to such of the Recipient’s Representatives who reasonably require access to the Confidential Information for the Purpose and who are notified of the terms of this Agreement and who owe a duty of confidence to the Recipient in respect the Confidential Information;

	2.1.3	to assume responsibility and liability for any breach of the terms of this Agreement by any of the Recipient’s Representatives (or actions which would amount to such a breach if the same were party to this Agreement) who have access to the Confidential Information; and

	2.1.4	to take all reasonable measures and appropriate safeguards commensurate with those which the Recipient employs for the protection of its confidential information (and to procure that all such steps are taken by its Representatives) to maintain the confidentiality of the Confidential Information, to copy the Confidential Information only to the extent reasonably necessary to achieve the Purpose and not to permit unsupervised copying of the Confidential Information.

2.2	No disclosure or announcement to any third party of the Confidential Information may be made by the Recipient or on its behalf except where:

	2.2.1	such disclosure is compelled by a court of law, statute, regulation or securities exchange;

	2.2.2	the Discloser has, where practicable, been given sufficient written notice in advance to enable it to seek protection or confidential treatment of such Confidential Information; and

	2.2.3	such disclosure is limited to the extent actually so required.

3.	RIGHTS TO CONFIDENTIAL INFORMATION

3.1	The Recipient acknowledges that nothing in this Agreement is intended to amount to or implies any transfer, licence or other grant of rights in relation to the Confidential Information or any other patents, design right, trade marks, copyright or other intellectual property rights owned or used by the Discloser.

3.2	The Discloser and its Representatives give no warranty as to the completeness, sufficiency or accuracy of the Confidential Information and accepts no liability howsoever arising from the Recipient’s or its Representatives’ use of the Confidential Information. Accordingly, neither the Discloser nor its Representatives shall be liable for any direct, indirect or consequential loss or damage suffered by any person howsoever arising, whether in contract or tort, as a result of relying on any statement contained in or omitted from the Confidential Information.For the avoidance of doubt this clause is without prejudice to the express terms of any agreement entered into by the Discloser and/or its Representatives in connection with the Purpose.

3.3	Nothing in this Agreement shall be or be construed as being an agreement between the Parties or any of their respective Affiliates to enter into any arrangement or further agreement relating to the subject matter of this Agreement, any such arrangement or agreement being the subject of separate negotiations.

3.4	The Recipient acknowledges and agrees that all Confidential Information and all copies thereof shall be and remain the exclusive property of the Discloser. The Recipient shall or shall procure, on the Discloser’s request and at the Discloser’s option, either the destruction or return of the Confidential Information, without retaining any copies, extracts or other reproductions in whole or in part thereof other than to the extent required to be retained for legal or regulatory purposes (in respect of which the Recipient shall remain under an ongoing duty of confidence). On the Discloser’s request, all Confidential Information comprising analyses, compilations, data studies or other documents prepared by the Recipient or its Representatives containing or based in whole or in part on the Confidential Information received from the Discloser or reflecting the Recipient’s view of such Confidential Information shall be destroyed by the Recipient save to the extent required to be retained for legal or regulatory purposes (in respect of which the Recipient shall remain under an ongoing duty of confidence). Upon request, such return and/or destruction shall be certified in writing to the Discloser by an authorised officer of the Recipient supervising such destruction or return.

4.	REMEDIES

4.1	Due to the proprietary nature of the Confidential Information, the Parties understand and agree that the Discloser or its Affiliates may suffer irreparable harm in the event that the

Recipient fails to comply with any of the obligations contained herein and that monetary damages alone may not be an adequate remedy to compensate the Discloser or its Affiliates for such breach. Accordingly, the Parties agree that the Discloser or any of its Affiliates, as appropriate, shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the obligations contained in this Agreement.

5.	DURATION

5.1	The term of this Agreement shall be for a period of three (3) years from the date of disclosure under this Agreement.

6.	OTHER PROVISIONS

6.1	Any variation to this Agreement is only valid if it is in writing and signed by or on behalf of each party.

6.2	This Agreement may not be assigned by a Party without the prior written consent of the other Party.

6.3	Any delay or failure by the Discloser in exercising any right power or privilege under this Agreement shall not constitute a waiver of such right, power or privilege nor shall any single or partial exercise preclude any future exercise.

6.4	The rights and remedies of each of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

6.5	The provisions of this Agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

6.6	A person who is not a party to this Agreement other than the Discloser’s Affiliate shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.Notwithstanding the foregoing, this Agreement may be varied or terminated by agreement in writing between the parties or this Agreement may be rescinded (in each case), without the consent of any such Affiliates.

6.7	This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of the Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

6.8	This Agreement shall be governed by and construed in accordance with English law and subject to the exclusive jurisdiction of the English courts.

Signed for and on behalf of	)
	)	Signature
)

Print Name

Print Title

Signed for and on behalf of	)
	)	Signature
)

Print Name

Print Title

SCHEDULE 14
TIMETABLES

		Loans in	Loans in other
	Loans in euro	domestic sterling	currencies

Facility Agent notifies the Company	-	-	U-4
if a currency is approved as an
Optional Currency in accordance with
Clause 4.3 (Conditions relating to
Optional Currencies)

Delivery of a duly completed	U-3	U	U-3
Utilisation Request (Clause 5.1	2.00pm	9.30am	2.00pm
(Delivery of a Utilisation Request)) or
a Selection Notice (Clause 17.1
(Selection of Interest Periods)

Facility Agent determines (in relation	U-3	U	U-3
to a Utilisation) the Base Currency	3.30pm	10.00am	3.30pm
Amount of the Loan, if required
under Clause 5.4 (Revolving Lenders’
participation)

Facility Agent notifies the Lenders of	U-3	U	U-3
the Loan in accordance with Clause	5.00pm	10.30am	5.00pm
5.4 (Revolving Lenders’
participation)

LIBOR is fixed	Quotation Day as	Quotation Day as	Quotation Day as
	of 11:00 a.m.	of 11:00 a.m.	of 11:00 a.m.
London time in
respect of LIBOR

	Loans in euro	Loans in Dollars

Delivery of a duly completed	U	U
Utilisation Request (Clause 6.2	10.00am	11.00am (New York time)
(Delivery of a Utilisation Request
for Swingline Loans))

Swingline Agent determines (in	U	U
relation to a Utilisation) the Base	11.00am	1.00pm (New York time)
Currency Amount of the Swingline
Loan, if required under Clause 6.4
(Swingline Lenders’ Participation)
and notifies each Swingline Lender
of the amount of its participation
in the Swingline Loan under
Clause 6.4 (Swingline Lenders
Participation)

“U” = date of utilisation

“U - X” = X Business Days prior to date of utilisation

SIGNATURES

SHIRE PHARMACEUTICALS GROUP PLC

By: ANGUS RUSSELL

Address:	Shire Pharmaceuticals Group plc Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP

Contact: Dominic Simpson (copy to the Legal Department)

Facsimile: +44 (0) 1256 894 713

The Original Borrowers

SHIRE PHARMACEUTICALS GROUP PLC

By: ANGUS RUSSELL

SHIRE GLOBAL FINANCE LIMITED

By: ANGUS RUSSELL

SHIRE HOLDINGS EUROPE LIMITED

By: ANGUS RUSSELL

SPARTA ACQUISITION CORPORATION

By: ANGUS RUSSELL

SHIRE LLC

By: ANGUS RUSSELL

SHIRE HOLDINGS US AG

By: ANGUS RUSSELL

SHIRE PHARMACEUTICALS IRELAND LIMITED

By: ANGUS RUSSELL

The Original Guarantor

SHIRE PHARMACEUTICALS GROUP PLC

By: ANGUS RUSSELL

The Arrangers

ABN AMRO BANK N.V.

By: CHRISTOPHER WINFIELD AND MARTYN TAPLIN

BARCLAYS CAPITAL

By: CLIFF BAYLIS

CITIGROUP GLOBAL MARKETS LIMITED

By: HILARY GAL

HSBC BANK PLC

By: JOHN HAIRE

THE ROYAL BANK OF SCOTLAND PLC

By: MICHAEL RUSSELL

The Original Revolving Lenders

ABN AMRO BANK N.V.

By: CHRISTOPHER WINFIELD AND MARTYN TAPLIN

BARCLAYS BANK PLC

By: CLIFF BAYLIS

CITIBANK INTERNATIONAL PLC

By: HILARY GAL

HSBC BANK PLC

By: JOHN HAIRE

THE ROYAL BANK OF SCOTLAND PLC

By: MICHAEL RUSSELL

The Original Dollar Swingline Lenders

ABN AMRO BANK N.V.

By: CHRISTOPHER WINFIELD AND MARTYN TAPLIN

BARCLAYS BANK PLC

By: CLIFF BAYLIS

CITICORP USA, INC.

By: HILARY GAL

HSBC BANK PLC

By: JOHN HAIRE

THE ROYAL BANK OF SCOTLAND PLC

By: MICHAEL RUSSELL

The Original Euro Swingline Lenders

ABN AMRO BANK N.V.

By: CHRISTOPHER WINFIELD AND MARTYN TAPLIN

BARCLAYS BANK PLC

By: CLIFF BAYLIS

CITIBANK INTERNATIONAL PLC

By: HILARY GAL

HSBC BANK PLC

By: JOHN HAIRE

THE ROYAL BANK OF SCOTLAND PLC

By: MICHAEL RUSSELL

The Facility Agent

HSBC BANK PLC

By: JOHN HAIRE

Address:	HSBC Bank plc Level 24 London E14 5HQ

Contact: Corporate Trust and Loan Agency

Facsimile: +44 (0) 20 7991 4348

The Dollar Swingline Agent

HSBC BANK USA, NATIONAL ASSOCIATION

By: JOHN HAIRE

Address:	HSBC Bank USA, National Association 26th Floor Buffalo, NY 14203 USA

Contact: Tricia Graham / Donna Riley

Facsimile: +1 716 841 0269

With a copy to:

HSBC Bank plc Level 24 London E14 5HQ

Contact: Corporate Trust and Loan Agency

Facsimile: +44 (0) 20 7991 4348

The Euro Swingline Agent

HSBC BANK PLC

By: JOHN HAIRE

Address:	HSBC Bank plc Level 24 London E14 5HQ

Contact: Corporate Trust and Loan Agency

Facsimile: +44 (0) 20 7991 4348